EXHIBIT 10.1
                                                                    ------------

                         DEED OF LEASE FOR OFFICE SPACE

                                     BETWEEN

                            FP STERLING PARK II, LLC,
                      A VIRGINIA LIMITED LIABILITY COMPANY

                                   AS LANDLORD

                                       AND

                               SUTRON CORPORATION,
                             A VIRGINIA CORPORATION

                                    AS TENANT
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                                TABLE OF CONTENTS

SECTION 1.  DEFINED TERMS AND DEFINITIONS
1.01  "Additional Rent"
1.02  "Base Rent"
1.03  "Building"
1.04  "Common Areas"
1.05  "Exhibits"
1.06  "Initial Improvements"
1.07  "Landlord's Address for Notice"
1.08  "Landlord's Agents"
1.09  "Lease Year"
1.10  "Operating Expenses"
1.11  "Permitted Use"
1.12  "Premises"
1.13  "Project"
1.14  "Property"
1.15  "Real Estate Taxes"
1.16  "Rent"
1.17  "Rent Commencement Date"
1.18  Intentionally Omitted
1.19  Intentionally Omitted
1.20  "Tenant's Address for Notice"
1.21  "Tenant's Agents"
1.22  "Tenant's Share"
1.23  "Tenant's Trade Name"
1.24  "Term"

SECTION 2.  GRANT OF PREMISES
2.01 Tenant's Possession and Use of Premises
2.02 Surrender of Premises and Holdover
2.03 Landlord to have access to the Premises
2.04 Delivery of Premises
2.05 Intentionally Omitted
2.06 Tenant Access
2.07 Renewal Options
2.08 Expansion Rights

SECTION 3.  RENT
3.01 Payment of Base Rent
3.02 Payment of Janitorial Services
3.03 Payment of Operating Expenses
3.04 Utilities
3.05 Payment of Real Estate Taxes
3.06 Intentionally Omitted
3.07 Partial Occupancy
3.08 Payments Generally
3.09 Audit Rights

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SECTION 4.  MAINTENANCE AND REPAIRS
4.01 Tenant Repairs
4.02 Landlord Repairs
4.03 Initial Improvements
4.04 Tenant Alterations
4.05 Restoration after Damage by Casualty
4.06 Termination after Damage by Casualty
4.07 Condemnation
4.08 ADA Compliance
4.09 Mold
4.10 Signs

SECTION 5.  INSURANCE
5.01  Tenant's Insurance
5.02  Waiver of Subrogation
5.03  Indemnification by Tenant/Landlord
5.04  Landlord's Liability Excluded
5.05  Landlord Exculpation
5.06  Landlord's Insurance

SECTION 6.  HAZARDOUS MATERIALS
6.01  Hazardous Materials Defined
6.02  Environmental Compliance
6.03  Hazardous Materials Indemnification
6.04  Landlord Representation

SECTION 7.  SUBLETTING AND ASSIGNING
7.01  Transfer of Premises
7.02  Transfer Defined
7.03  Subordination/Estoppel Certificates

SECTION 8.  DEFAULT
8.01  Default
8.02  Consequences of Default
8.03  Self-Help
8.04  No Implied Waivers
8.05  Waiver of Jury Trial
8.06  Landlord Default; Tenant Remedies

SECTION 9.  MISCELLANEOUS
9.01  Notices
9.02 Successors and Assigns and Landlord's Liability
9.03 No Offer
9.04 Attorney's Fees
9.05 Interpretation
9.06 Amendments
9.07 Brokerage
9.08 Entire Agreement
9.09 Force Majeure
9.10 Authority

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9.11 Mortgagees' Approval
9.12 Parking
9.13 No Liens
9.14 Financial Statements
9.15 Net Lease
9.16 Reservations by Landlord
9.17 Roof Rights
9.18 Monitoring Pond
9.19 Satellite Farm
9.20 Emergency Generator


EXHIBIT "A"         PREMISES
EXHIBIT "B"         IMPROVEMENTS
EXHIBIT "B-1"       TRUCK COURT AND CURB ISLANDS SPACE PLAN
EXHIBIT "C"         DECLARATION OF LEASE COMMENCEMENT
EXHIBIT "D"         RULES AND REGULATIONS
EXHIBIT "E"         MONITORING POND
EXHIBIT "F"         SATELLITE FARM



















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                                  DEED OF LEASE

                   DATED as of the 17th day of November, 2008

LANDLORD:                 FP Sterling Park II, LLC,
                          a Virginia limited liability company


TENANT:                   Sutron Corporation,
                          a Virginia corporation


         In consideration of the mutual covenants hereinafter set forth, and of other good and valuable consideration, Landlord and Tenant do hereby enter into this Deed of Lease and do agree as follows:

1.00     DEFINED TERMS AND DEFINITIONS

         1.01 "ADDITIONAL RENT" means any and all amounts required to be paid by Tenant hereunder, other than Base Rent, and any and all reasonable charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease. Additional Rent shall be payable (except as otherwise expressly set forth herein) in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for nonpayment of Base Rent.

         1.02 "BASE RENT" means an annual (Triple Net) amount (exclusive of Tenant's Share of Operating Expenses and Real Estate Taxes) payable by Tenant for the Premises in equal monthly installments in accordance with the following schedule:

------------------ ----------------- ------------------ -------------------
   Time Period      Rentable Square   Annual Base Rent   Monthly Base Rent
   -----------      ---------------   ----------------   -----------------
                       Foot Rate
                       ---------
------------------ ----------------- ------------------ -------------------
  CD - 4/30/09*           $0                 $0                 $0
------------------ ----------------- ------------------ -------------------
 6/1/09 - 5/31/10       $13.00          $361,621.00         $30,135.08
------------------ ----------------- ------------------ -------------------
 6/1/10 - 5/31/11       $13.33          $370,800.61         $30,900.05
------------------ ----------------- ------------------ -------------------
 6/1/11 - 5/31/12       $13.66          $379,980.22         $31,665.02
------------------ ----------------- ------------------ -------------------
 6/1/12 - 5/31/13       $14.00          $389,438.00         $32,453.17
------------------ ----------------- ------------------ -------------------
 6/1/13 - 5/31/14       $14.35          $399,173.95         $33,264.50
------------------ ----------------- ------------------ -------------------
 6/1/14 - 5/31/15       $14.71          $409,188.07         $34,099.01
------------------ ----------------- ------------------ -------------------
 6/1/15 - 5/31/16       $15.08          $419,480.36         $34,956.70
------------------ ----------------- ------------------ -------------------
 6/1/16 - 5/31/17       $15.46          $430,050.82         $35,837.57
------------------ ----------------- ------------------ -------------------
 6/1/17 - 5/31/18       $15.85          $440,899.45         $36,741.62
------------------ ----------------- ------------------ -------------------
 6/1/18 - 5/31/19       $16.25          $452,026.25         $37,668.85
------------------ ----------------- ------------------ -------------------

* Notwithstanding any provision of the Lease to the contrary, Tenant's obligation to pay Base Rent for the Premises shall not commence until June 1, 2009, the "Rent Commencement Date."

         1.03 "BUILDING" means the building known as 22400 Davis Drive, Sterling, Virginia 20164. The Building contains a total of 57,521 rentable square feet of space.

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         1.04 "COMMON AREAS" means those areas within the Property not reserved to individual occupants of premises, but from time to time available and designated by Landlord to benefit or serve the Building. Without limitation, Common Areas may include roofs, foundations, exterior walls, sign canopies, parking and landscaped areas, sidewalks, access roads, general signs, machinery, equipment, and the mechanical, electrical and other systems and installations serving the Property as a whole (whether or not located within the Building), as same may be expanded, reduced or otherwise altered from time to time in Landlord's sole but reasonable discretion. Landlord may, in its sole but reasonable discretion, from time to time change the location, layout and arrangement of the Common Areas and/or reduce the size of the Common Areas by erecting thereon store buildings or other structures or improvements of any kind, provided that if Landlord erects another tenant-occupied building on the Property Landlord will not increase Tenant's Share of Operating Expenses or Real Estate Taxes as a result of the addition of such new building to the Project.

         1.05 "EXHIBITS" means the following exhibits which are attached to this Lease and made a part hereof, and any other exhibit which may in the future be attached hereto by the written consent of the parties:

                     Exhibit "A"   -   Premises
                     Exhibit "B"   -   Improvements
                     Exhibit "B-1" -   Truck Court and Curb Islands Space Plan
                     Exhibit "C"   -   Declaration of Lease Commencement
                     Exhibit "D"   -   Rules and Regulations
                     Exhibit "E"   -   Monitoring Pond
                     Exhibit "F"   -   Satellite Farm

         1.06 "INITIAL IMPROVEMENTS" means the improvements to be made to the Premises pursuant to Section 4.03, Exhibit "B" and "Exhibit B-1" hereto.

         1.07 "LANDLORD'S ADDRESS FOR NOTICE" means FP Sterling Park I, LLC, c/o First Potomac Management LLC, Attn.: Tim Zulick, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

         1.08 "LANDLORD'S AGENTS" includes any asset manager, agent, managing agent, affiliate, contractor, employee, director, partner, officer or servant of Landlord, or any corporate entity affiliated with Landlord or third party operator and owner of the Building or the Property.

         1.09 The first "LEASE YEAR" will begin on the Commencement Date and end on the last day of the twelfth (12th) full calendar month following the Rent Commencement Date (hereinafter defined). The second Lease Year will begin on the first day of the thirteenth (13th) full calendar month following the Rent Commencement Date and extend for a period of twelve (12) full calendar months. Each subsequent Lease Year will begin on the annual anniversary of the first day of the second (2nd) Lease Year and extend for twelve (12) full calendar months.

         1.10 "OPERATING EXPENSES" means, without limitation, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with owning, operating, managing, maintaining, insuring, repairing, policing, and securing the Building, the Property, the parking facilities, and the land upon which the Building and parking facilities are situated (the "Land"), including but not limited to: all management fees (in an amount not to exceed five percent (5%) of the Project's Gross Receipts) and office expenses related to the Building; all costs and expenses of operating, maintaining, managing,

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repairing, lighting, signing, cleaning, painting, striping, policing and securing the Common Areas (including the cost of uniforms, equipment and employment taxes); alarm and life safety systems; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities; Business, Professional, and Occupational License Tax ("BPOL") and any state or local business personal property tax; the cost of insuring the Building and the Property (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker's compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on or about the Property, structural insurance, plate glass insurance and rent-loss insurance); the cost of cleaning all exterior glass; removal of water, snow, ice, trash and debris; regulation of traffic; the cost of landscaping; the cost of janitorial and cleaning service, trash collection and recycling services, pest control; concierge, lobby, or security service (if any); the pro-rata salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other employees for services provided directly to the Building, including any sales tax imposed upon their service; charges under maintenance and service contracts for elevators, chillers, boilers and controls; window cleaning; building and grounds maintenance; parking lot maintenance; management fees; permits and licenses; all maintenance, replacement and repair expenses (unless excluded below) and supplies including replacement, maintenance and repair of the roof, awnings, paving, curbs, walkways, drainage, landscaping, pipes, ducts, conduits and similar items, signage for the Building or the Property, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters; the cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; costs (including finance charges) of improvements to the Building, equipment or capital items that are designed to increase safety, improve energy efficiency or expand telecommunications service; the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi public entity or authority; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans With Disabilities Act of 1990 ("ADA") or any other Virginia statute regarding barriers; costs of independent contractors; owner's association assessments; Landlord's share of expenses under any declaration, covenant, or other agreement recorded among the land records of the county in which the Building is located and applicable to the Building or the Property; and all other costs and expenses properly incurred in the operation and maintenance of the Building or the Property, and the amortized portion of any capital expenditures or improvements and interest thereon. Landlord agrees that it will not build an additional tenant-occupied building that will be part of the same Project as the Building. Notwithstanding the foregoing, "Operating Expenses" shall not include: (i) payment of principal and interest on mortgages; (ii) ground rent or other rental payments made under any ground lease or underlying lease; (iii) lease commissions; (iv) any expenses for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants, any warranty or otherwise; (v) legal and other professional fees incurred in connection with disputes with tenants, other occupants, or prospective tenants, (vi) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, the Project, the parking facilities or the Property; (vii) depreciation of the Building or equipment;
(viii) improvements or replacements to the Building, equipment or other capital items having a useful life (as determined in accordance with commercially reasonable industry standards) in excess of three (3) years from the date of installation (collectively "Capital Costs"), except those that are intended to reduce Operating Expenses, increase safety, improve energy efficiency, expand telecommunications services or comply with governmental regulations or other directives of a public or quasi-public entity or authority; (ix) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due; (x) salaries, wages, or

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other compensation paid to officers of Landlord; or (xi) any federal, state, or local income tax, and any franchise, gift, transfer, excise, or inheritance tax, it being expressly acknowledged that Operating Expenses shall include Business, Professional, and Occupational License Tax ("BPOL"), and any state or local business personal property tax. The term "Gross Receipts," as used in this Section, shall mean and include the gross rents and all other payments from tenants under leases at the Project or from licensees, concessionaires, and other third parties with respect to the occupancy or use of the Project, including without limitation base rents, operating expense reimbursements, common area charges, percentage rental payments (if applicable), forfeited deposits, income from the sale of utility services, business interruption insurance proceeds, and all similar and dissimilar amounts. The term "Gross Receipts" shall specifically exclude, implied rent during free rent periods, security deposits (unless and until applied in accordance with the Leases), rents not collected, and insurance and condemnation proceeds (other than business interruption insurance proceeds).

         1.11 "PERMITTED USE" means general office, production, assembly, research and development, testing, sales, marketing, warehouse and distribution use in connection with Tenant's business and to the extent such use is permitted by the laws and other governmental regulations applicable to the Building and the Premises, and no other use whatsoever. Landlord acknowledges and agrees that, to the best of its knowledge, all of the activities currently conducted by Tenant at its present location are Permitted Uses.

         1.12 "PREMISES" means the 27,817 rentable square foot area, known as Suite #100, shown outlined on Exhibit "A", located within the Building. The rentable square footage leased by Tenant for all purposes under the Lease shall be measured and computed in accordance with the American National Standard Method of Measuring Area in Office Buildings of the Buildings Owners and Managers Association's International Standard Method of Measuring Floor Area in Office Buildings, (ANSI/BOMA Z65.1-1996). The parties stipulate that the rentable square footage of the Premises is that stated in this Section 1.12.

         1.13 "PROJECT" means the Building, the Building's parking lot and any other Common Areas serving the Building, together with all improvements and appurtenances.

         1.14 "PROPERTY" shall mean the land upon which the Project is located and the Project.

         1.15 "REAL ESTATE TAXES" means all general and special real estate taxes, special assessments, and other ad valorem taxes, levies and assessments (net of any refund) paid upon or in respect of the Building, the Property, or the rents therefrom; real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord's income taxes), and any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by the governmental authorities charged with such responsibility; and all taxes or other charges imposed in lieu of any such taxes, including fees of counsel and experts which are reasonably incurred by, or reimbursable by, Landlord in contesting any such taxes or in seeking any reduction in the assessed valuation of the Building or the Land or a judicial review thereof. If any such application or review results in a refund on account of any prior assessment, after payment of reasonable expenses incurred in connection therewith (whether by Landlord, Tenant or other tenants of the Building), then, if Tenant is not in default hereunder, Landlord will reimburse Tenant Tenant's proportionate share of the refund applicable to the Term. Notwithstanding the foregoing, "Real Estate Taxes" does not include:
(i) any interest or penalties paid by or imposed upon Landlord as a result of Landlord's failure to pay Real Estate Taxes when due and payable, or (ii) any net income, franchise or capital gains tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Property.

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         1.16 "RENT" means Base Rent and all Additional Rent, as the same may be adjusted from time to time.

         1.17   "RENT COMMENCEMENT DATE" means June 1, 2009.

         1.18   INTENTIONALLY OMITTED.

         1.19   INTENTIONALLY OMITTED.

         1.20 "TENANT'S ADDRESS FOR NOTICE" means Sutron Corporation, 22400 Davis Drive, Suite #100, Sterling, Virginia 20164.

         1.21 "TENANT'S AGENTS" includes any agent, officer, employee, servant, partner, independent contractor, licensee, invitee, or visitor of Tenant.

         1.22 "TENANT'S SHARE" means forty-eight and thirty-six hundredths (48.36%), being based on the ratio of the rentable area of the Premises to the rentable area of the Building (27,817/57,521).

         1.23   "TENANT'S TRADE NAME" means Sutron Corporation.

         1.24 "TERM" means the period commencing on the date that this Lease is fully executed (the "Commencement Date") and expiring at 11:59 p.m. on May 31, 2019 (the "Expiration Date"), unless earlier terminated or unless extended pursuant to the Lease, in which case the Term shall include all extensions. Landlord shall deliver possession of the Premises to Tenant in its "as-is" condition on the Commencement Date. If Landlord does not deliver possession of the Premises to Tenant on the Commencement Date then, unless such delay is caused by Tenant or Tenant's Agents, the Rent Commencement Date and the Expiration Date shall be postponed for a period of time equal to the delay in the delivery of possession of the Premises. If the Rent Commencement Date is postponed, as set forth in this Section 1.24, Landlord and Tenant shall execute a Declaration of Lease Commencement, substantially similar to the form attached hereto as Exhibit "C," after the Commencement Date, Rent Commencement Date and Expiration Date have been ascertained. If the Landlord has not delivered the Premises to Tenant in its "as is" condition by the ninetieth (90th) day following the Commencement Date, Tenant shall have the right, as its sole remedy, to terminate this Lease on thirty (30) days notice given prior to the date that the Premises is delivered to Tenant in its "as is" condition, but if the Premises are delivered within such thirty (30)-day period the termination notice will be null and void.

2.00     GRANT OF PREMISES

         2.01 TENANT'S POSSESSION AND USE OF PREMISES. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, together with a nonexclusive, nontransferable license to use the Common Areas. Tenant shall have the right to use the agreed-upon portions of the Property for the construction, installation, use, maintenance, repair and replacement of Tenant's Rooftop Equipment, Monitoring Pond Equipment, Satellite Farm Equipment and Tenant's Emergency Generator (collectively "Tenant's Equipment") upon the terms and conditions set forth in Sections 9.17, 9.18, 9.19 and 9.20 of the Lease, together with connecting underground power and communication lines and cables required to provide electrical power to Tenant's Equipment or connect Tenant's Equipment to the Premises, in the locations approved by Landlord. All of Tenant's Equipment shall be and remain the property of Tenant. Upon installation, construction, maintenance and removal of Tenant's Equipment (it being expressly agreed that Tenant shall be required to remove Tenant's Equipment and all underground power and communication lines and cables required to provide electrical power to Tenant's Equipment or connect Tenant's Equipment to the Premises prior to the expiration or earlier termination of this Lease), Tenant shall, at Tenant's expense, restore the Property, as nearly as possible, to its original condition. Tenant shall use the Premises for the Permitted Use, under Tenant's Trade Name, and for no other purpose and under no other name unless otherwise agreed to by Landlord. Tenant shall not use the Premises, nor suffer the Premises to be used, for any unlawful purpose or in any unlawful manner or in violation of any valid regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) vitiate any insurance carried by Landlord or on Landlord's behalf; (iii) alter the classification or increase the rate of any insurance on the Building; or (iv) use the Building or Property for or cause any disruptive, harassing or outrageous conduct. Tenant shall not commit waste, overload the floors or structure of the Building, or take any action that would impair or alter parking spaces on the Property unless otherwise agreed to by Landlord. Tenant shall not keep Hazardous Materials within or about the Premises, nor shall Tenant use or allow the Premises to be used for any impermissible purposes pursuant to Section 6.02. In the event of any such waste, damage or manner of use by Tenant, immediately upon written notice to Tenant at the Premises, Tenant shall

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take such steps as are reasonably necessary to cease and repair the same, failing which Landlord shall be entitled to take such steps and Tenant shall pay to Landlord, upon demand, Landlord's actual reasonable cost thereof. In addition, if the use or occupancy of the Premises, the conduct of business in the Premises or any act or omission of Tenant in the Premises or the Property, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Property, Tenant shall pay to Landlord on demand Landlord's cost of any increase in premiums. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not permit any objectionable odors or noises to emanate from the Premises. Tenant hereby agrees to defend, indemnify and hold Landlord and the Property harmless from and against any and all reasonable costs, damages, expenses, and liabilities (including reasonable attorneys' fees) arising out of or related to any breach of this Section 2.01. Tenant shall, at its sole expense, promptly observe and comply with all statutes, laws, ordinances, rules, regulations, orders and requirements of all governmental, quasi-governmental or regulatory authorities applicable to the Premises and the conduct of its business, and with Landlord's rules and regulations (the "Rules and Regulations") promulgated from time to time and applicable to the Premises and the Common Areas. The current Rules and Regulations are attached hereto as Exhibit "D". Subject to this Lease and so long as Tenant is not in default beyond the applicable notice and cure period (if any) specified in this Lease, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord or anyone claiming though Landlord.

         2.02 SURRENDER OF PREMISES AND HOLDOVER. On the Expiration Date, Tenant shall remove from the Premises all of its furniture, trade fixtures, equipment and other personal property, and such of any alterations installed by or on behalf of Tenant as Landlord may require Tenant to remove (it being expressly agreed that, with respect to items requiring Landlord's consent, Landlord will notify Tenant of such removal obligations at the time consent is granted), repair any damage caused by their installation or removal, and surrender vacant possession of the Premises, clean, broom-swept and in substantially the same condition as will exist after the construction of the Improvements and/or any alterations approved by Landlord for which removal is not required, subject to ordinary wear and tear and damage by casualty. Any personal property of Tenant not removed within ten (10) business days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and to have become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire, in accordance with applicable law. Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, both because Landlord will require an extensive period to locate a replacement tenant and because Landlord will plan its entire leasing and renovation program for the Building in reliance on the expiration dates of this Lease and other leases. Tenant also acknowledges that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Term, it will be conclusively presumed that the value to Tenant of remaining in possession of the Premises, and the loss that will be suffered by Landlord as a result thereof, far exceed the amount of the Base Rent and Additional Rent that would have been payable had the Term continued during such holdover period. Therefore, unless the parties have agreed in writing to the contrary prior to the date of such expiration or termination, if Tenant shall not immediately surrender the Premises on the date of the expiration or earlier termination of the Term, the monthly rent payable by Tenant hereunder ("Holdover Rent") shall be increased in accordance with the following terms: (1) during the thirty (30) day period immediately following the expiration or termination of the Term hereof, Tenant shall pay Landlord monthly Holdover Rent in an amount equal to one hundred twenty-five percent (125%) of the Base Rent and Additional Rent payable hereunder during the month immediately preceding the expiration or termination date of this Lease; and (2) at all times after the expiration of such thirty (30) day period referenced in Section 2.02(1) above, Tenant shall pay Landlord monthly Holdover Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent payable hereunder during the month immediately preceding the expiration or termination date. Such Holdover Rent shall be computed by Landlord on a monthly basis and shall be payable by Tenant on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated by Tenant. Landlord's acceptance of such Holdover Rent from Tenant shall not in any manner impair or adversely affect Landlord's other rights and remedies hereunder, including, but not limited to, Landlord's right to evict Tenant from the Premises, and Tenant shall be liable for all actual losses suffered by Landlord as a result of Tenant's failure to timely vacate.

         2.03 LANDLORD TO HAVE ACCESS TO THE PREMISES. Landlord and Landlord's Agents shall have the right, but not the obligation, to enter the Premises from time to time during all reasonable hours (or at any time and by forcible means in an emergency or when Tenant is unavailable during business hours) to inspect same, to make improvements or repairs to the Premises or the Building, to show the Premises to prospective purchasers, tenants, and lenders, or for any other reason, in Landlord's reasonable judgment. Except in the event of an emergency when no notice shall be required, Landlord shall give Tenant reasonable prior notice of any entry

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by Landlord or Landlord's Agents (which notice may be oral or written). Landlord shall have the right to place "For Sale" signs, and during the last twelve (12) months of the Term, "For Rent" signs, on the Premises. Landlord shall, during entry to the Premises, exercise reasonable efforts to minimize any interference with Tenant's business operations. No entry by Landlord pursuant to this Section
2.03 shall constitute a breach of Landlord's covenant for quiet enjoyment.

         2.04 DELIVERY OF PREMISES. Landlord shall deliver the Premises, and Tenant shall accept same in its "as-is" condition, on the Commencement Date described in Section 1.24, or so soon thereafter as Landlord is able to deliver the same. Landlord represents to Tenant that the Premises and Building is in shell condition and has received the "Shell Building Final," and passed inspections for its Mechanical, Electric and Plumbing systems, by the County and by the fire inspector. If Landlord does not deliver possession of the Premises to Tenant by the Commencement Date, unless such delay is caused by Tenant or Tenant's Agents, the Rent Commencement Date and Expiration Date shall be postponed for a period of time equal to the delay in the delivery of possession of the Premises.

         2.05   INTENTIONALLY OMITTED.

         2.06 TENANT ACCESS. Subject to Section 9.09, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

         2.07 RENEWAL OPTIONS. (a) Tenant has the conditional right to extend the Term of the Lease for two (2) additional terms (the "First Option Term" and the "Second Option Term," respectively) of five (5) years each beyond the initial Term or the First Option Term (as the case may be) at the Base Rent set forth in paragraph (b) below and upon the same terms and conditions set forth herein (except that there will be no further privilege of extension), provided that the following conditions are met:

                  (i) Tenant notifies Landlord of its election to exercise the right of renewal granted hereby at least nine (9) months and no more than twelve
(12) months prior to the expiration of the initial Term (defined in Section 1.24 hereof) or the First Option Term (as the case may be);

                  (ii) at the time of the exercise of such right and for the remainder of the Term thereafter, there is no existing default which is not remedied within the applicable cure periods set forth in this Lease;

                  (iii) the Lease has not terminated prior to the commencement of the applicable Option Term; and

                  (iv) at the time of the exercise of such option and for the remainder of the Term thereafter, the original named Tenant is in possession of and occupying the entire Premises [it being the intent of the parties that this option is personal to the original named Tenant hereunder (i.e., it does not inure to the benefit of any subsequent Tenant, subtenant or assignee of the Lease) and if such original named Tenant is no longer in possession of and occupying the entire Premises, then this option is void].

         (b) During the applicable Option Term, Tenant shall pay Landlord Base Rent equal to the Fair Market Rent (defined below), including escalations, for the Premises for such Option Term. The "Fair Market Rent," as used in this Section, shall mean the market annual base rental rate (plus any market appropriate annual escalations thereof) for comparable space in the Sterling, Virginia market for the applicable Option Term, taking into account all appropriate factors. Within thirty (30) days of Landlord's receipt of Tenant's notice of its exercise of the option, Landlord shall notify Tenant of the Base Rent applicable to the Option Term in question based upon the foregoing parameters. If Tenant notifies Landlord in writing within ten (10) business days of Tenant's receipt of Landlord's notice that Tenant agrees with Landlord's determination of the Fair Market Rent, then, provided the foregoing conditions thereto are met, the Term shall be extended for five (5) years beyond the Expiration Date. If Tenant disagrees with Landlord's determination of the Base Rent applicable to said Option Term, Tenant shall notify Landlord of such disagreement within ten (10) business days of Tenant's receipt of Landlord's notice. If Tenant fails to notify Landlord within such ten (10) business day period that Tenant agrees or disagrees with Landlord's determination of the Base Rent, then Tenant shall be deemed to disagree with such determination, and in the event of such disagreement or deemed disagreement Landlord and Tenant will negotiate in good faith to determine the appropriate Base Rent applicable to said Option Term in accordance with the foregoing parameters. In the event that the parties cannot agree upon the appropriate Base Rent within sixty (60) days of Tenant's exercise of the option, the Base Rent applicable to the Option Term in question will be determined in accordance with the following terms, the results of which shall be binding upon the parties:

Within ten (10) business days after the expiration of such sixty (60) day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Base Rent applicable to the Option Term in question. If either party shall fail to select a Broker as aforesaid, then the party which has selected a Broker as aforesaid (the Appointing Party) shall have the right to issue a written notice to the party which failed to select a Broker as aforesaid (the Non Appointing Party) advising such Non Appointing Party that it has failed to appoint its Broker, in which case, if the Non Appointing Party does not then designate its Broker within five
(5) business days following receipt of the Appointing Party's Notice, then the Base Rental shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Base Rental applicable to the Option Term in question based upon the parameters for determining Base Rental outlined above within twenty (20) days after the appointment of the second Broker. If the two Brokers determinations are not the same, but the higher of such two determinations (based upon the initial annual Base Rent and average Base Rent over the course of the applicable Option Term) is not more than one hundred five percent (105%) of the lower of them, then the Base Rent shall be deemed to be the average of the two determinations. If the higher of such two determinations is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Base Rent within twenty (20) days after his appointment by choosing between the two determinations previously submitted in accordance with the foregoing by the parties' respective Brokers, and the third Broker's determination shall be deemed to be the Base Rent payable by Tenant with respect to the applicable Option Term. For the purposes of this Section, "Broker" shall mean (i) a real estate broker licensed in the Commonwealth of Virginia, (ii) with at least ten (10) years of experience in commercial real estate in the Commonwealth of Virginia, (iii) with particular and current experience in the Sterling, Virginia market, and (iv) recognized within the field as being reputable and ethical. Each party shall pay for the cost of its Broker and one half of the cost of the third Broker, if any.

         (c) Prior to the commencement of the applicable Option Term, upon the request of Landlord, Tenant hereby agrees to execute an amendment to the Lease memorializing said extension of the Term. If Tenant fails to timely notify Landlord of its desire to exercise the renewal option granted hereby, then Tenant shall be deemed to have conclusively waived its renewal option.

         2.08 EXPANSION RIGHTS. (a) Subject to the terms of this paragraph and any renewal, expansion or other leasing rights of other tenants in the Building existing as of the date of this Lease, Landlord's right to renew or extend the term of the current tenants lease(s), and any rights of future tenants in the Offer Space (hereinafter defined), Tenant shall have a right of first offer (the "Right of First Offer") on other space in the Building (the "Offer Space"), if the same becomes available for leasing prior to the expiration of the Term. Landlord shall not have any obligation to take action to regain possession of the Offer Space or any portion thereof for the purpose of offering the same to Tenant until the expiration or termination of all other tenants' rights thereto (including renewal rights), and then only if Landlord elects not to renew or extend the term of the current tenants lease(s). The parties acknowledge that the remainder of the Building is vacant and being marketed to third parties as of the execution of this Lease. The parties agree that Tenant does not want to lease the remainder of the Building at this time. Accordingly, Landlord may lease the remainder of the Building to any other person or entity on whatever terms Landlord and such third party may agree upon without any obligation to offer such space to Tenant. If all or a portion of the remainder of the Building shall again become vacant after being leased to a third party during the Term, then Landlord shall comply with the requirements of this Section 2.08.

         (b) Landlord will notify Tenant if such Offer Space becomes available for leasing during the Term and the terms on which said Offer Space may be leased by Tenant ("Offer Notice"), which terms will be consistent with: (i) the terms upon which Tenant is leasing the Premises if the Offer Space becomes available during the first eighteen (18) months of the Term, it being agreed that the Improvement Allowance and any other concessions shall be prorated to reflect the shortened length of the term for such Offer Space; or (ii) the terms upon which similar space is being leased by Landlord in the Project and consistent with the terms at which similar space in comparable buildings is being leased by other landlords in the Sterling, Virginia area. Tenant will have thirty (30) days following delivery of such Offer Notice during which to notify Landlord in writing of Tenant's intent to lease all and not a portion of the Offer Space described in Landlord's Offer Notice or to reject leasing the same. Tenant's failure to timely exercise its Right of First Offer within said thirty
(30) day period shall be deemed an absolute waiver by Tenant of its right to lease said Offer Space specified in Landlord's Offer Notice and this paragraph shall thereafter be of no further force and effect. Upon Tenant's rejection (or deemed rejection) of the Offer Space specified in Landlord's Offer Notice, Landlord shall be free to lease said Offer Space to any other person or entity on any terms. If, during the Term, Tenant rejects the Offer Space and such space or a portion thereof again becomes available during the Term (following the leasing of such space to a third party), Tenant shall have the same Right of First Offer describe in this Section 2.08.

         (c) Tenant's Right of First Offer shall be subject to the following conditions:

                  (i) at the time of the exercise of such right and throughout the period prior to Landlord's delivery of the Offer Space to Tenant, there is no existing outstanding default by Tenant which has not been remedied within the applicable cure period;

                  (ii) at the time of Landlord's Offer Notice and throughout the period prior to Landlord's delivery of the Offer Space to Tenant, Tenant is in possession of and occupying the entire Premises; and

                  (iii) Tenant must lease the entire Offer Space specified in Landlord's Offer Notice.

Landlord, in its sole and absolute discretion, may waive any of the foregoing conditions.

         (d) If Tenant timely and properly exercises the Right of First Offer granted hereby, prior to Landlord's delivery of the Offer Space to Tenant, Tenant and Landlord shall execute an amendment to the Lease memorializing said expansion of the Premises and the terms applicable thereto. If Tenant fails to timely notify Landlord of its desire to exercise the Right of First Offer granted hereby, then Tenant shall be deemed to have conclusively waived its Right of First Offer as to the Offer Space and the Offer Notice in question.

3.00     RENT

         3.01 PAYMENT OF BASE RENT. Beginning on the Rent Commencement Date, installments of Base Rent shall be paid monthly, in advance, without demand, notice, deduction, offset or counterclaim, on the first day of each month. All such installments for any partial month shall be prorated on a per diem basis. If the Rent Commencement Date is other than the first (1st) day of a month, Base Rent from that date until the first (1st) of the next succeeding month will be prorated on the basis of the actual number of days in each such month and shall be payable in advance on the Rent Commencement Date.

         3.02 PAYMENT OF JANITORIAL SERVICES. Tenant shall be solely responsible for contracting for and bearing the cost of any cleaning or janitorial services to the Premises throughout the Term.

         3.03 PAYMENT OF OPERATING EXPENSES. (a) To the extent not provided by Landlord and reimbursed pursuant to this Section, Tenant shall be responsible for all costs and expenses of its trash removal. In addition, beginning on the Rent Commencement Date and continuing throughout the Term, Tenant shall be responsible for the payment of Tenant's Share of Operating Expenses. Prior to the Rent Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord's reasonable estimation of Tenant's Share of Operating Expenses for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Operating Expenses in respect of such year. The estimated Operating Expenses for 2008 are $2.08 per rentable square foot. Landlord and Tenant acknowledge that the foregoing is an estimate only and that the Tenant is obligated to pay Tenant's Share of the actual Operating Expenses, subject to the Controllable Operating Expense Cap set forth below.

         (b) Beginning on the first day of the second Lease Year and ending on the last day of the Term, for the purpose of calculating Tenant's Share of Operating Expenses, the Controllable Operating Expenses (as defined below) shall be limited to Landlord's Controllable Operating Expense Cap (as hereinafter defined). The Controllable Operating Expense Cap shall be an amount equal to Landlord's actual Controllable Operating Expenses for the first Lease Year increased by five percent (5%) annually, on a cumulative basis. [By way of illustration only, if the actual per square foot Controllable Operating Expenses are $2.00 for the first Lease Year, then the Controllable Operating Expense Cap for the second Lease Year will be $2.10 ($2.00 x 1.05), and the Controllable Operating Expense Cap for the third Lease Year will be $2.21 ($2.10 x 1.05)]. For the purposes hereof the term "Controllable Operating Expenses" shall mean all Operating Expenses except: sales, use and any other taxes, cost of insurance, costs of procuring and providing utility services, snow removal costs, landscaping costs, union labor costs (to the extent controlled by a collective bargaining agreement), costs associated with procuring permits and licenses, and costs of complying with all governmental laws and regulations.

         3.04 UTILITIES. "Utilities" means water, gas, electricity, and any other utilities from time to time supplied by Landlord or the applicable utility provider to the Premises. For Utilities that are separately metered, Tenant shall pay all costs of Utilities utilized in or for the Premises directly to the provider. Tenant expressly acknowledges that, as part of the Improvements, it is required to install separate meters for gas and electric. For Utilities that are not separately metered, such as water and sewer, the cost of such Utilities shall be included in Operating Expenses. Tenant shall use reasonable diligence in the conservation of Utilities. To the extent that Tenant contracts for any utility directly with the supplier thereof, Tenant shall promptly pay all bills for such utilities. Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utility services. Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services specified in this Lease, which failure: (i) interferes substantially with or prevents Tenant's use of the Premises or any material part thereof, (ii) is capable of being remedied by Landlord by the exercise of commercially reasonable efforts (as opposed to being outside of Landlord's control), and (iii) continues for five (5) consecutive business days, the Monthly Base Rent shall abate for the period beginning on the sixth (6th) consecutive business day of such interruption and continuing until such interruption is remedied, based upon the portion or portions of the Premises rendered unusable by such interruption of utilities or services.

         3.05 PAYMENT OF REAL ESTATE TAXES. Throughout the Term, Tenant shall be responsible for the payment of Tenant's Share of Real Estate Taxes. From time to time Landlord shall furnish Tenant with a copy of Landlord's bill for Real Estate Taxes and an invoice for Tenant's Share of Real Estate Taxes reflected on such bill, and, within ten (10) business days of Landlord's invoice, Tenant shall pay such amount to Landlord. Landlord shall bill Tenant for Tenant's Share of Real Estate Taxes semi-annually. After the end of each year, a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Real Estate Taxes in respect of such year. The estimated Real Estate Taxes for 2008 are $1.22 per rentable square foot. Landlord and Tenant acknowledge that the foregoing is an estimate only and that the Tenant is obligated to pay Tenant's Share of the actual Real Estate Taxes.

         3.06   INTENTIONALLY OMITTED.

         3.07 PARTIAL OCCUPANCY. If, during the Term, the Building is not fully occupied during any year, (or if any tenant provides itself with any service or Utilities which Landlord provides as a part of Operating Expenses, or is separately assessed for Real Estate Taxes) Operating Expenses, Real Estate Taxes and Utilities for such year (to the extent that the same vary with occupancy levels) may be grossed up to reflect one-hundred percent (100%) occupancy, using sound accounting and management principles consistently applied.

         3.08 PAYMENTS GENERALLY. All rentals and other charges hereunder shall commence to accrue and become payable in accordance with the terms hereof on the Commencement Date. All payments required to be made by Tenant under this Lease shall be deemed to be rent and shall be collectible as such, shall be in lawful money of the United States, and shall be timely delivered to Landlord's Address for Notice, with no deduction, offset, abatement, credit or the like, except as expressly be provided herein. Each late payment shall incur a late fee in the amount of five percent (5%) of such payment to cover extra tracking and handling expenses. All amounts owed by Tenant to Landlord under this Lease which are overdue shall bear interest at the rate of 12% per annum from the date due until paid. The tender by Tenant of a lesser amount than due shall be treated as a payment on account notwithstanding any endorsement or statement to the contrary on the payment or in any cover letter, and Landlord's acceptance of such lesser amount shall not constitute a waiver of any other available right or remedy.
 Notwithstanding the foregoing, on the first (1st) occasion during any calendar year that any installment of Base Rent or Additional Rent is not timely paid when due hereunder, no late fee or default interest will be assessed until the fifth (5th) day after the day that such payment was originally due.

         3.09 AUDIT RIGHTS. Within one hundred twenty (120) days of the reconciliation and adjustment as set forth in Section 3.03 regarding Operating Expenses (but not more than once per year), if Tenant disputes the amount of Additional Rent set forth in the reconciliation statement, an independent certified public accountant or other representative of Tenant, designated and paid for by Tenant, may, upon at least twenty (20) business days prior written notice to Landlord, and at reasonable times, inspect Landlord's records at Landlord's offices, provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable reconciliation statement, as the case may be. No such audit may be conducted on a contingency basis by the accountant or other representative (and therefore no portion of the fee or other compensation payable to the accountant or other representative may in any way be tied to the results of such audit), and any such audit conducted on such basis shall be deemed void for the purposes hereof, and Tenant hereby waives and further rights under this Section 3.09 following the performance of an audit on such basis. Tenant's failure to dispute the amount of Additional Rent set forth in any statement within one hundred twenty (120) days of Tenant's receipt of such statement shall be deemed to be Tenant's approval of such statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord, subject to Tenant's reasonable approval. The results of any audit conducted pursuant to this Section 3.09 shall be kept confidential by Tenant and its accountant, and at Landlord's request, such accountant must agree in writing (in a commercially reasonable form) to keep the results of such audit confidential and not to reveal the same to any parties other than Landlord and Tenant. In the event of any breach of the foregoing confidentiality/non disclosure covenant by the accountant, Tenant or Tenant's agents, then the audit with respect to which such breach occurred shall be deemed void for the purposes hereof. If Tenant's audit shall conclusively disclose an overstatement of Operating Expenses (and related overpayment of Operating Expenses by Tenant) of more than five percent (5%) of the amount actually incurred by Landlord for such period, Landlord shall promptly reimburse Tenant for the reasonable cost of such audit, provided that the maximum reimbursement payable by Landlord with respect to the cost of such audit shall be $3,000.00.

4.00     MAINTENANCE AND REPAIRS

         4.01 TENANT REPAIRS. Except for those items for which Landlord is responsible by virtue of Section 4.02 below, Tenant shall, at its own cost and expense, clean, repair, maintain and replace the interior of the Premises and any improvements, equipment and fixtures therein, including without limitation all plate glass, lighting and other fixtures and equipment inside the Premises whether or not they were initially installed at Landlord's expense, and any HVAC, electrical and mechanical systems that service the Premises, so as to keep them in good operating condition and in compliance with the requirements from time to time of all governmental authorities having jurisdiction. All repairs, maintenance and/or replacements made by Tenant shall be subject to Landlord's prior written approval, which will not be unreasonably withheld provided that the same are at least equal in quality and class to the original work and/or fixtures and equipment. In the event that Tenant fails to make any necessary repairs, Landlord shall have the right, at its option, after providing written notice to Tenant, to perform on behalf of Tenant any repair or replacement approved by Landlord and one hundred five percent (105%) of the reasonable cost and expense incurred shall be due within thirty (30) days of demand. Landlord and Tenant agree that the Landlord will obtain a reasonable and customary maintenance, repair and service contract on the HVAC system serving the Premises, the cost of which shall be billed to Tenant and shall be deemed to be Additional Rent. The parties agree that, notwithstanding any provision of this Lease to the contrary, Tenant's obligation to pay for the maintenance, repair and replacement of the Building-standard systems (which includes the HVAC, sprinkler, electrical and plumbing systems) serving the Premises shall be limited to: (i) the cost of maintaining and making minor repairs to the Building-standard systems serving the Premises; (ii) the cost of the afore-mentioned service contract on the HVAC system; (iii) Tenant's Share of any such costs that are included in Operating Expenses; and (iv) the first $4,000.00 per year of the cost of major repairs or the cost of replacing such Building-standard systems serving the Premises. Tenant shall promptly place all of its refuse in the trash receptacles provided for this purpose and shall not allow same to accumulate within the Premises or anywhere on the Common Areas. It is understood and agreed that all property of Tenant kept, stored or maintained in the Premises or the Project shall be at the sole risk of Tenant. Tenant agrees at its sole cost and expense to comply with all present and future laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.

         4.02 LANDLORD REPAIRS. Except in the case of damage by casualty as described in Section 4.05 below, and except as required to be repaired and maintained by Tenant under Section 4.01 above, Landlord shall, as a part of Operating Expenses, (i) repair, maintain and replace the roof, structure, foundation, gutters, downspouts, and the mechanical, electrical and HVAC systems serving the Common Areas of the Building, and (ii) clean, landscape, repair, maintain, and replace the Common Areas, and keep same reasonably free of snow, ice and other obstructions. If applicable, Landlord shall supply Utilities to the Premises and bill Tenant as provided in Section 3.04 above. Landlord shall at all times operate and maintain the Building in accordance with a standard at least as high as that customarily followed in the operation and maintenance of first class Flex buildings similar to the Building and with similar tenants in the vicinity of the Building ("Comparable Buildings").

         4.03 INITIAL IMPROVEMENTS. On the Commencement Date Tenant shall accept possession of the Premises in their "as-is" condition, and Landlord shall not be required to perform any improvements whatsoever to the Premises except as provided for in this Section 4.03 or Exhibit "B." Landlord shall deliver the Premises on the Commencement Date free of any leaks in the roof of the Building. Any leaks in the roof caused by the construction of Tenant's Improvements shall be the responsibility of Tenant, at its sole cost and expense. All other work necessary to improve, furnish, fixture, equip, stock, and decorate the Premises for Tenant's Permitted Use shall be performed by Tenant, at its sole cost and expense, in accordance with Section 4.04 below. Tenant represents that it has thoroughly examined the Building and the Property (including without limitation the Premises and the Building) and is aware of, and accepts, the existing shell condition thereof. Landlord and Tenant will cooperate with each other to ensure that neither interferes with the other's ability to complete the work set forth on Exhibit "B" in a timely manner. Tenant acknowledges that it must use Landlord's civil engineer, VIKA, when amendments to the site plan are needed in connection with Tenant's work outside the Building.

         4.04 TENANT ALTERATIONS. Tenant shall not make any installations, alterations, improvements, or the like to the Premises without, in each case, first obtaining Landlord's written consent. Landlord may grant or withhold its consent in its sole and absolute discretion in the case of any proposed installation, alteration, improvements, or the like which (i) may affect the structure of the Premises, or (ii) are on the exterior of the Premises, or (iii) require cutting or drilling into the Premises, or securing of any item to any part of the Premises, or penetrating the roof. Notwithstanding the foregoing, Tenant may make purely cosmetic alterations, and other minor alterations which are: (i) non structural in nature, (ii) do not affect the Building systems in any way, (iii) do not in any way affect the exterior appearance of the Building, and (iv) cost a total during any twelve (12) month period of $50,000.00 or less ("Alterations Threshold"), without Landlord's prior written consent provided that Tenant notifies Landlord in writing of Tenant's intent to undertake the same prior to commencing any work related thereto, and further provided that the same are performed in accordance with the requirements of this Lease. Landlord will not unreasonably withhold, condition or delay its consent to any purely cosmetic alterations and other minor alterations which are non structural in nature, do not affect the Building's structures or systems in any way, and cost in excess of the Alterations Threshold to perform. All other approvals shall be in Landlord's sole and absolute discretion. For the purposes hereof, any erection, removal or relocation of walls shall be deemed to be structural in nature. Requests must be in writing and detailed to Landlord's reasonable satisfaction. Tenant shall immediately discharge any lien which is filed against the Premises, the Building or the Property as a result of work performed by or on behalf of Tenant. Tenant shall not, without Landlord's prior written consent, display any sign, logo, lettering, or the like on the outside of the Premises, or on the inside of the Premises in such a manner as to be visible from the outside. Except as expressly provided in this Section 4.04, Tenant may not make any alterations, improvements, door lock changes or other modifications to the Premises without the prior written consent of Landlord.

         4.05 RESTORATION AFTER DAMAGE BY CASUALTY. If this Lease is not terminated in accordance with Section 4.06 below, and subject to Landlord's ability to obtain the necessary permits, if the Premises are damaged or destroyed by fire or other casualty insured against by Landlord ("Casualty") and not caused by the negligence of Tenant or those over whom it exercises control, Landlord shall diligently commence to settle its insurance claims and restore the Premises, but shall not be obligated to expend an amount in excess of the insurance proceeds recovered. However, Landlord shall not be obligated to restore any improvements, furniture, fixture, equipment or other property that is not Landlord's property. Upon notification that Landlord's restoration work is substantially complete Tenant shall forthwith complete the restoration of its improvements (but shall not be entitled to any allowance, abatement, or other inducement or concession that may have been available in connection with the original construction of the Premises) and shall reopen in the whole of the Premises fully fixtured, stocked, and staffed as soon as reasonably practical following delivery of the space by Landlord. If the Premises are damaged by a Casualty to the extent of complete or partial untenantability, all rents (except for Utilities) shall abate proportionately from the date of the Casualty until the Premises are substantially restored to the extent required of Landlord.

         4.06 TERMINATION AFTER DAMAGE BY CASUALTY. Landlord shall have the right to terminate this Lease on notice to Tenant given within ninety (90) days of a Casualty if (i) insurance proceeds are unavailable or insufficient to restore the Premises as required of Landlord, or if Landlord's mortgagee does not make them available for such restoration, (ii) the Premises have been materially damaged and there is less than one (1) year of the Term remaining on the date of the casualty, (iii) Landlord is not permitted by law to rebuild the Building or the Property in substantially the same form as existed before the fire or casualty, or (iv) more than fifty (50%) of the Premises are damaged, or the Premises and/or the Building are damaged to such an extent as to make restoration uneconomical, and in such event the parties shall be relieved of any further obligation hereunder accruing after the termination date.

         4.07 CONDEMNATION. If any of the Premises is taken or condemned to an extent that Tenant is unable to continue to use the Premises in the manner and for the purpose for which they were leased, either party shall have the option to terminate the Lease as to the entire Premises, on notice given to the other within thirty (30) of notification of such taking, and such termination shall be effective on the date on which Tenant is obligated to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to the Landlord, but Landlord shall not be entitled to any portion of any award made separately to Tenant for the cost of removing its fixtures and inventory.

         4.08 ADA COMPLIANCE. Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with Title III of the Americans With Disabilities Act of 1990 ("ADA") nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary. Tenant shall be responsible for ensuring that the Premises complies with ADA throughout the Term. Landlord shall be responsible for ensuring that the Common Areas comply with ADA throughout the Term, subject to partial reimbursement as part of Operating Expenses. Notwithstanding the foregoing or any other provision of this Lease to the contrary, if ADA modifications to the Premises or the Common Areas are made necessary as a result of work that Tenant does in the Premises or as a result of a permit application filed by Tenant, then the cost of such modifications shall be borne by Tenant. Tenant acknowledges Landlord's representation that the Building has received the "Shell Building Final" prior to the Commencement Date. Tenant indemnifies Landlord and Landlord's Agents for all costs, liabilities and causes of action occurring or arising as a result of Tenant's failure to comply with ADA or as a result of any violation of ADA by Tenant or Tenant's Agents in the Premises, and, at Landlord's option, Tenant will defend Landlord and Landlord's Agents against all such costs, liabilities and causes of action. Breach of this Section 4.08 is a default under this Lease.

         4.09 MOLD. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control, especially in kitchens, janitor's closets, bathrooms, break rooms and around outside walls, for mold prevention. Landlord and Tenant have inspected the Premises and both certify that there is no observable mold, mildew or moisture within the Premises. Tenant agrees use reasonable efforts to maintain the Premises in a way that does not promote mold growth. Tenant agrees to promptly notify Landlord if mold, mildew or moisture conditions are observed in the Premises and take prompt and reasonable action to correct conditions which led to the mold growth. Landlord agrees to promptly notify Tenant if mold, mildew or moisture conditions are observed on the Common Area and take reasonable action to correct conditions which led to the mold growth.

         4.10 SIGNS. Tenant shall have the right to place non-illuminated exterior signage in one location on the top front of the Building at Tenant's sole cost and expense. In addition, Building standard suite entry signage according to Landlord's standard signage campaign shall be provided by Landlord at its sole cost and expense. The location, quality, design, style, lighting and size of Tenant's exterior sign and any other signage shall be consistent with the Landlord's Building standard signage program (if any), shall be at Tenant's sole cost and expense, shall be compliant with all local government ordinances and shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed by Landlord, without notice to Tenant, such removal to be at the sole expense of Tenant. Except as specifically set forth above, Tenant may not install any signs on the exterior of the Premises, the roof of the Building or in the Common Areas. Tenant acknowledges that other tenants in the Building may be granted the right to display exterior signage. Landlord shall include Tenant's name in the Building monument sign (if any).

5.00     INSURANCE

         5.01 TENANT'S INSURANCE. Tenant shall, at its own cost and expense, secure and maintain the following insurance with insurers reasonably acceptable to Landlord: (i) commercial property insurance written on a "special causes of loss" form providing fire and extended coverage insurance, including without limitation sprinkler damage, for the full replacement value of the contents of the Premises, including without limitation Tenant's improvements, plate glass, furniture, fixtures, equipment and inventory; (ii) commercial general liability insurance including without limitation coverage for contractual liability covering Tenant's obligations hereunder in which the limits of liability shall not be less than three million dollars ($3,000,000) per

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

occurrence, for bodily injury and property damage; and (iii) such other insurance coverage, limits and/or endorsements as Landlord or any mortgagee of the Project may reasonably require from time to time. All such policies shall be primary and non-contributing with any coverage that Landlord may carry, shall name Landlord (and/or Landlord's mortgagees and/or managing agent, if requested) as additional insured, and shall provide for Landlord to receive written notice at least thirty (30) days prior to any material alteration or cancellation. Such insurance may be carried under a blanket policy or policies provided that the proceeds from such policies shall not be less than would have been available if the insurance had been obtained under separate or non-blanket policies. Tenant shall furnish to Landlord from time to time upon ten (10) business days request a current Certificate of Insurance, evidencing the coverage and endorsements above required, failing which Landlord shall have the right, but not the obligation, to purchase the required insurance on Tenant's behalf and one hundred ten percent (110%) of the amount incurred shall be due from Tenant as Additional Rent.

         5.02 WAIVER OF SUBROGATION. Each party hereby waives every right or cause of action for the events which occur or accrue during the Term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered (or would have been covered if such party had maintained the coverage required under this Lease) by valid and collectible commercial property insurance or similar policies covering real property, personal property or business interruption insurance policies, to the extent that such loss or damage is recovered (or would have been recovered if such coverage were in effect as required hereunder) under said insurance policies. Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto. Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver.

         5.03 INDEMNIFICATION BY TENANT/LANDLORD. (a) Tenant shall indemnify, save harmless and defend Landlord and Landlord's Agents from and against all claims, damages, costs, liabilities, losses and the like (including without limitation reasonable legal fees, court costs and the like) incurred in connection with loss of life, bodily injury and damage to property (including without limitation the property and person of Tenant and Tenant's Agents) arising from or relating to the following: (i) any occurrence in, on or about the Premises, and any loading platform or other area outside of the Premises allocated to Tenant's use, except if directly and solely caused by the negligence or willful misconduct of Landlord or Landlord's Agents, (ii) Tenant's use or occupancy of the Premises, (iii) any act or omission of Tenant, Tenant's Agents, Tenant's customers, clients, family members, assignees, subtenants or guests, or attributable to property of Tenant on the Common Areas, or (iv) the negligence or willful misconduct of Tenant or Tenant's Agents. Tenant shall have no liability for consequential, indirect or punitive damages, and Landlord waives any right it may have to claim same.

         (b) Subject to the limitation on Landlord's liability provided in
Section 5.05, and except for any claims arising from the negligence or willful misconduct of Tenant or Tenant's Agents, Landlord hereby indemnifies and agrees to hold Tenant and Tenant's Agents harmless from and against any and all costs, penalties, damages, claims, causes of action, obligations, liabilities and expenses (including reasonable attorneys' fees) (collectively, "claims") suffered by or claimed against Tenant, directly and solely resulting from Landlord's or Landlord's Agents' negligence or willful misconduct. Landlord shall have no liability for consequential, indirect or punitive damages, and Tenant waives any right it may have to claim same.

         5.04 LANDLORD'S LIABILITY EXCLUDED. Notwithstanding anything to the contrary herein, Landlord shall have no liability whatsoever for any injury or death to persons or loss or damage to property caused by (i) fire, smoke, explosion, falling plaster, falling ceiling tiles, falling stucco, falling fixtures, steam, gas, fumes, vapors, electricity, water, rain, flood, snow, sleet, ice, dampness, sewer or down spout backups, or leaks, including without limitation from pipes, sprinklers, appliances, wiring, plumbing, roofs, windows, subfloors or ceilings, (ii) any third party including without limitation occupants of adjacent premises or property, or any private, public or quasi-public work, or (iii) the failure or interruption of any utility, trash removal or other service, whether provided directly by a third party or through Landlord, in each case unless directly and solely caused by the negligence or willful misconduct of Landlord or Landlord's Agents.

         5.05 LANDLORD EXCULPATION. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord's Agents hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord's Agents shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of

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

Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is reasonably determined by Landlord in accordance with customary commercial practices), and neither Landlord, nor any of the Landlord's Agents shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

         5.06 LANDLORD'S INSURANCE. Landlord shall maintain throughout the Term insurance coverage on the Building in such amounts as that reasonably carried by owners of other comparable office buildings in the Sterling, Virginia submarket, including, without limitation, commercial general liability insurance and 100% full-value replacement cost insurance on the Building and the structural improvements therein.

6.00     HAZARDOUS MATERIALS

         6.01 HAZARDOUS MATERIALS DEFINED. "Hazardous Materials" shall mean any substance, chemical, waste, product or the like which now or in the future is identified as hazardous, toxic, dangerous or the like, or is regulated or otherwise subject to any Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under any Environmental Laws. The term "Environmental Laws" shall mean all existing and future Federal, state and local laws, regulations, ordinances and the like relating to the environment, as amended from time to time. Environmental Laws currently include, but are not limited to, the following: the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.6901 et. seq.) ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et. seq.) ("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. ss.ss.11001, et. seq.) ("EPCRA"), the Occupational Safety and Health Act of 1970 (29 U.S.C. ss.651 et. seq.) ("OSHA") and the Toxic Substances Control Act (15 U.S.C. ss.ss.2601 et. seq.) ("TSCA").

         6.02 ENVIRONMENTAL COMPLIANCE. Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations (as defined below). Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Landlord's written approval of any remedial actions, which approval Landlord may not unreasonably withhold. Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Tenant permit or allow any third party to do so, without Landlord's prior written consent. The foregoing shall not preclude Tenant from using materials commonly used in a business office setting, provided that Tenant properly uses, handles and disposes of the same in accordance with applicable law and the manufacturers instructions with respect thereto. Landlord's election to conduct inspections of the Premises is not approval of Tenant's use of the Premises or any activities conducted thereon, and is not an assumption by Landlord of any responsibility regarding Tenant's use of the Premises or Hazardous Materials. Tenant's compliance with the terms of this
Section 6.02 and with all Environmental Regulations is at Tenant's sole cost. Tenant will pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorneys', engineers', consultants' and other experts' fees and disbursements reasonably incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing. Landlord and Landlord's Agents are hereby authorized to enter upon the Premises for such purposes with reasonable prior notice (except in an emergency when no notice is required). Tenant will supply Landlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Landlord to facilitate site assessment, and will make available for meetings with Landlord or Landlord's Agents, appropriate personnel having knowledge of such matters. If Tenant fails to comply with the provisions of this Section 6.02, or if Landlord receives notice or information asserting the existence of any Hazardous Materials, Landlord has the right, but not the obligation, without in any way limiting Landlord's other rights and remedies, to enter upon the Premises or to take such other actions Landlord deems reasonably necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises. Tenant shall pay to Landlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Landlord in the exercise of any such rights. Tenant will notify Landlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant's Agents, its successors or assigns the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.02, together with a full description thereof. "Environmental Regulations" means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as same may be amended from time to time. Tenant's obligations pursuant to this Section 6.02 shall survive the expiration or earlier termination of the Lease.

         6.03 HAZARDOUS MATERIALS INDEMNIFICATION. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord's Agents, the manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all governmental authorities under the CERCLA and all other environmental laws. Tenant's obligations and liabilities under this Section 6.03 shall survive the expiration of this Lease.

         6.04 LANDLORD REPRESENTATION. To the best of Landlord's knowledge as of the date this Lease is executed by Landlord: (i) the Premises are not contaminated by any Hazardous Materials; and (ii) the Premises are not in violation of any Environmental Regulations.

7.00     SUBLETTING AND ASSIGNING

         7.01 TRANSFER OF PREMISES. (a) Tenant shall not assign this Lease or sublease, or grant a license or concession, or otherwise transfer the whole or any part of any Premises (except to an Affiliate of Tenant (hereinafter defined) without the prior written consent of Landlord in each case, which consent shall not be unreasonably withheld, conditioned or delayed. Any request to transfer this Lease or any portion of the Premises shall be accompanied by a check in the amount of one thousand dollars ($1,000.00) to help defray the cost of reviewing same. It shall not be unreasonable for Landlord to withhold consent if (i) Tenant is in default of the Lease beyond the applicable notice and cure period (if any), (ii) the proposed transfer would violate a provision of another lease or agreement, (iii) the proposed use would be incompatible with the other uses in the Building or would increase parking or utility requirements, (iv) the proposed transferee is not sufficiently creditworthy or experienced; (v) Landlord's lender or Tenant's guarantor (if any) refuses to consent, or (vi) any other factor exists which would make Landlord's refusal reasonable under the circumstances. Tenant's request for consent shall be accompanied by sufficient documentation to allow Landlord to make a decision based on the foregoing factors. Landlord shall have the right to recapture the Premises proposed for transfer by written notice to Tenant given within thirty (30) days of the request for consent, but Landlord's failure to exercise this right shall not constitute a consent to the transfer. In the event Landlord elects to recapture all or a portion of the Premises in accordance with this Section 7.01, Tenant may, in a writing delivered to Landlord within five (5) business days of receipt of Landlord's notice that it intends to exercise its recapture right, elect to withdraw its request for Landlord to consent to the proposed assignment or sublease. If Tenant timely withdraws its request for Landlord's consent, Landlord shall not be entitled to exercise its recapture right and this Lease shall continue in full force and effect. In the case of each transfer, Tenant shall cure any outstanding defaults prior to the transfer date, and remain jointly and severally liable with the transferee for the full and timely performance of each and every term, covenant and condition of Tenant under the Lease. All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Premises, whensoever same may be payable, shall be deemed to be rent, and 50% of any such rent in excess of the rentals payable by Tenant hereunder (determined net of Tenant's reasonable brokerage, legal and improvements costs associated with such transaction) shall promptly be paid to Landlord.

         (b) Notwithstanding any provision hereof to the contrary, Tenant may assign or sublet the Premises ("Permitted Transfer"), or any portion thereof, without Landlord's consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, (each, an "Affiliate of Tenant") provided that said assignee or subtenant assumes, in full, the obligation of Tenant under the Lease, further provided however, that: (i) Tenant shall not be in material default under the Lease beyond the applicable cure period (if any) at the time of any such Permitted Transfer; (ii) in the case of a Permitted Transfer following which the Tenant shall remain in existence, then Tenant shall remain fully liable pursuant to the terms and condition of the Lease (as amended by this Amendment), jointly and severally with the assignee/subtenant permitted hereby; and (iii) Tenant shall provide Landlord with written notice of the assignment or sublease and a copy of the assignment or sublease documenting the

Permitted Transfer prior to the effective date thereof and shall, at all times, be obligated to ensure that proper insurance coverage is in place.

         7.02 TRANSFER DEFINED. The term "transfer" in Section 7.01 above shall include (i) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, or by operation of law, whether accomplished by a single transaction or a series of transactions) of any partner owning twenty five percent (25%) or more of the partnership, or a dissolution or liquidation of the partnership, (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions), or (iii) any management arrangement by which operational control is transferred to a person other than Tenant.

         7.03 SUBORDINATION/ESTOPPEL CERTIFICATES. This Lease is and shall be subordinate to all ground leases, mortgages, trust deeds or other financing or, refinancing instruments that may now or in the future be placed on the Building or the Property, and to all renewals, replacements, and extensions of same and Tenant shall attorn to any purchaser, to the purchaser at any foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under the Lease. Such subordination is self-operative, and no further instruments shall be required to effect same. However, if requested by Landlord, Tenant shall promptly from time to time, within ten (10) business days of written request, execute a confirmation of such subordination in the form reasonably required by Landlord. If any ground lessor, mortgagee or trustee notifies Tenant that it elects to have the Lease be a prior lien, then this Lease shall be deemed to be prior in lien to such ground lease, mortgage or trust deed. Tenant shall, within ten (10) business days of written request, deliver to Landlord, or to any party providing financing to Landlord, or to a prospective purchaser, information reasonably required by such party, including without limitation current financial statements and estoppel certificates in a form reasonably required by such party, failing which Tenant shall be in default of this Lease without further notice or cure period. If Tenant does not deliver any subordination or estoppel certificate within the ten (10) business day time period provided herein, then in addition to any other right or remedy of Landlord, Tenant hereby appoints Landlord as its attorney-in-fact to execute and deliver any such subordination or estoppel certificate on Tenant's behalf. Any such subordination or estoppel certificate, delivered pursuant hereto may be relied upon by any owner, prospective purchaser, mortgagee or prospective mortgagee of the Building, the Property, or Landlord's interest therein. Landlord will use best efforts to obtain a non-disturbance agreement from its existing lender and any future lender(s) on such lender's commercially reasonable form.

8.00     DEFAULT

         8.01 DEFAULT. Tenant shall be in "default" of this Lease whenever: (i) Tenant fails to pay any Rent when due and such failure continues for five (5) days after receipt of written notice from Landlord; or (ii)Tenant fails to comply with any other term, covenant or conditions of the Lease and such failure continues for thirty (30) days after receipt of written notice from Landlord; or
(iii) Tenant fails to timely deliver any required subordination, estoppel certificate, or financial statements within the time limited by this Lease; or
(iv) Tenant abandons the Premises; or (v) a petition is filed by or against Tenant in bankruptcy, insolvency, for the appointment of a receiver or custodian, or an attachment or other judicial seizure is instituted against Tenant, or other act of bankruptcy or insolvency occurs involving the Tenant, or any steps are taken for the dissolution, winding up or liquidation of Tenant. To the extent notice is required by this Section 8.01, then provided such notice is given, Tenant hereby waives any present or future law requiring any notice to quit or of Landlord's intention to re-enter.

         8.02 CONSEQUENCES OF DEFAULT. If a default occurs, Landlord may, at its option, reenter the Premises without terminating the Lease, relet the Premises on Tenant's behalf, and Tenant shall be responsible for the payment of any deficiency in the rent received by Landlord in accordance with the Lease, as well as all reasonable costs relating to recovery and reletting the Premises, including all leasing commissions, legal fees and costs plus all actual costs, but if Landlord does not relet the Premises Tenant shall continue to be responsible for the full payment of rentals in accordance with the Lease. If a default occurs, Landlord shall not be required to serve further notice (beyond that required by Section 8.01) or resort to legal process prior to exercising its right of re-entry, and Tenant waives any available rights of redemption. Landlord shall also have the right to terminate this Lease and recover damages, even if Landlord has previously exercised its right of re-entry. If Landlord elects to terminate, Landlord shall be entitled to liquidated damages in an amount equal to (i) all sums owing hereunder up to the date of termination, and
(ii) accelerated rent discounted to present value using an interest rate of six percent (6%), provided that Landlord will forward to Tenant any net rentals received on reletting the Premises as they are received, provided that Landlord shall incur no liability, and Tenant's obligations hereunder shall not be diminished, by virtue of Landlord's failure to relet. The foregoing remedies are in addition to any other remedies available hereunder or at law.

         8.03 SELF-HELP. Landlord shall also have the right, but not the obligation and without prejudice to any other right or remedy, to cure any default of Tenant on Tenant's behalf, and one hundred five percent (105%) of the cost incurred shall be payable by Tenant on demand as Additional Rent. The failure to pay such amount when due shall constitute a monetary default.

         8.04 NO IMPLIED WAIVERS. No waiver of any breach of a term, covenant or condition by either party shall be construed as a waiver of a subsequent breach of the same term, covenant or condition, or as a waiver of the term, covenant or condition itself. The consent or approval by either party to, or of, any act requiring such party's consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to, or of, any subsequent similar act. All rights and remedies set forth in this Lease are cumulative and in addition to any other available rights and remedies.

         8.05 WAIVER OF JURY TRIAL. The parties hereby waive all rights to trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way relating to this Lease, the relationship of landlord and tenant, and/or Tenant's use or occupancy of the Premises.

         8.06 LANDLORD DEFAULT; TENANT REMEDIES. Landlord shall be deemed in default of this Lease (a "Landlord Default") if Landlord fails to perform any term, covenant or condition of Landlord under this Lease and fails to cure such default within a period of thirty (30) days after Landlord's receipt of written notice from Tenant specifying such default (or if the default specified by Tenant is not capable of cure within such thirty (30)-day period, if Landlord fails, after notice from Tenant, to commence to cure such default and diligently to pursue completion of such cure during and within a reasonable time after such thirty (30)-day period). Upon a Landlord Default, Tenant shall have the right to pursue all remedies available at law or in equity. In addition, if Landlord fails to respond in any way to Tenant's notice of a Landlord Default within thirty (30) days, Tenant shall be entitled to send Landlord a second notice of such Landlord Default requesting that Landlord apprise Tenant of the status of Landlord's actions to cure the Landlord Default, which second notice must include the following language in all caps: "FAILURE TO RESPOND TO THIS NOTICE WITHIN TWENTY (20) BUSINESS DAYS FROM THE DATE OF THIS NOTICE SHALL ENTITLE TENANT TO EXERCISE ITS SELF-HELP REMEDIES AS SET FORTH IN SECTION 8.06 OF THE LEASE." If Landlord does not respond to Tenant within the twenty (20) business days set forth above, Tenant may commence to cure the Landlord Default and may bill Landlord for the Tenant's reasonable, actual, out-of pocket costs of curing the same, which amount shall be due and payable by Landlord to Tenant within thirty (30) days following Landlord's receipt of Tenant's invoice therefor.

9.00     MISCELLANEOUS

         9.01 NOTICES. No notice, and no request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is given in the manner set forth in this Section 9.01. Each notice given pursuant to this Lease shall be given in writing and shall be (i) delivered in person, (ii) sent by nationally recognized overnight courier service, (iii) sent by certified mail, return receipt requested, first class postage prepaid, to Landlord or Tenant, as the case may be, at their respective notice addresses as set forth in Sections 1.07 and 1.20, or at any such other address that may be given by one party to the other by notice pursuant to this Section 9.01. Such notices, if given as prescribed in this Section 9.01, shall be deemed to have been given (a) at the time of delivery if delivery is made in person, (b) on the next business day if deposited with a nationally recognized overnight courier service in time for next day delivery, (c) on the third business day following the date of mailing if mailed, or (d) at the time of attempted delivery if delivery is refused or cannot be effected at the addressee's address (as evidenced in writing). During any interruption or threatened interruption of substantial delay in postal services, all notices shall be delivered personally or by nationally recognized overnight courier service.

         9.02 SUCCESSORS AND ASSIGNS AND LANDLORD'S LIABILITY. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership; provided that nothing in this Section 9.02 shall be deemed to permit any Transfer in violation of
Section 7.01 hereof. Whenever Landlord conveys its interest in the Building, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date the assignee of Landlord executes an assumption of this Lease pursuant to such an assignment whereby the assignee expressly agrees to assume all of Landlord's obligations, duties, responsibilities and liabilities with respect to this Lease. If requested, Tenant shall execute a form release and such other documentation as may be reasonably required to further effect the foregoing provision. The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to Landlord's interest in the Building and Tenant shall not look to any other property or asset of Landlord, Landlord's Agents or representatives in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations. No other properties or assets of Landlord, and no properties or assets of Landlord's Agents or representatives shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord's attorneys.

         9.03 NO OFFER. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease shall become effective only upon execution and delivery by and to all parties hereto.

         9.04 ATTORNEY'S FEES. In the event of the employment of an attorney by the Landlord because of the violation by the Tenant of any term or provision of this Lease, including non-payment of rent as due, the Tenant shall pay and hereby agrees to pay reasonable attorney's fees and all other costs incurred therein by the Landlord. In addition, if either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, or for declaratory relief hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

         9.05 INTERPRETATION. This Lease shall be construed in accordance with the laws of the state or commonwealth in which the Building is located, without reference to its conflict of laws provisions. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal. The section headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words of any gender used in this Lease shall include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. The parties acknowledge and agree that neither this Lease nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Lease or the provision. Time shall be of the essence in this Lease. Whenever any consent or approval by Landlord or Tenant is required or requested pursuant to the terms of this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed unless this Lease expressly states otherwise.

         9.06 AMENDMENTS. This Lease and its exhibits may be amended or modified only by a written instrument duly executed by each of the parties hereto prior to or as of the effective date of any such amendment or modification.

         9.07 BROKERAGE. Each of the parties hereto represents and warrants that there are no brokerage commissions or finder's fees of any kind due to anyone other than First Potomac Management LLC and Jones Lang LaSalle Americas, Inc., which brokers shall be paid by Landlord pursuant to a separate agreement. Each party agrees to defend and indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage compensation from any other party including, without limitation, the cost of counsel fees in connection therewith.

         9.08 ENTIRE AGREEMENT. This Lease and its exhibits contains the entire and final agreement of and between the parties, and the parties shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, not herein contained.

         9.09 FORCE MAJEURE. If either party is unable to fulfill any obligation hereunder (other than Tenant's obligation to pay all items of Base Rent and Additional Rent which shall not be covered by this Section 9.09), or is delayed in so doing, by reason of war, civil unrest, strike, labor troubles, inability to procure services, materials, permits or licenses, unusually inclement weather, governmental delays, acts of God, or any other cause beyond the reasonable control of such party, the time within which such party would otherwise have been obligated to fulfill such obligation shall be extended for a period equal to the period of such delay.

         9.10 AUTHORITY. The parties hereby each represent that each is duly organized and legally existing in the state or commonwealth of its organization and is qualified to do business in the state or commonwealth in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Each of the undersigned represents and warrants that he/she has the power, authority and legal right to bind the corporation he/she purports to represent to the terms of this Lease by his/her signature hereto.

         9.11 MORTGAGEES' APPROVAL. If Landlord's current or future mortgagee shall require modifications of the terms and provisions of this Lease, Tenant agrees to execute and deliver to Landlord such reasonable amendments to this Lease as may be required to effect such modifications within thirty (30) days after Landlord's request therefor. In no event, however, shall Tenant be required to take on additional liability or risk or agree to materially modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Lease Term.

         9.12 PARKING. Tenant shall have the right to use up to seventy-three
(73) unreserved spaces in the parking facilities serving the Building upon such reasonable terms and conditions as are established by Landlord from time to time and ten (10) reserved spaces in the parking facilities serving the Building upon such terms and conditions as are reasonably established by Landlord from time to time [for a total of 3 spaces per 1,000 square feet of space leased]. Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its sole, but reasonable discretion to determine whether the parking facilities are properly used or are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress and egress from the parking areas as Landlord shall deem reasonably appropriate.

         9.13 NO LIENS. Landlord's title is and always will be paramount to the title of Tenant, and Tenant will not do or be empowered to do any act which encumbers or may encumber Landlord's title or subjects the Premises or the Building or any part of either to any lien. Tenant must immediately remove any and all liens or encumbrances which are filed against the Premises or the Building as a result of any act or omission of Tenant or Tenant's Agents. If Tenant fails to remove any such lien within ten (10) business days of receipt of written notice thereof, then Landlord may, but is not obligated to, remove such lien, and Tenant shall pay all costs of removal or bonding the lien, plus interest at the rate of 12% per annum from the date expenses shall be incurred by Landlord until paid to Landlord upon demand.

         9.14 FINANCIAL STATEMENTS. Tenant, upon written request by Landlord (but, provided Tenant is not in monetary or material default hereunder, not more than once per calendar year), will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in Tenant's equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant's most senior official and its chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. All of Tenant's financial statements given to Landlord shall be held in confidence, but may be shared with Landlord's officers, directors, shareholders, employees, attorneys, accountants, business consultants or lenders on a need to know basis only, and may be disclosed pursuant to a judicial or governmental decree or order requiring disclosure.

         9.15 NET LEASE. Tenant acknowledges and agrees that it is intended that this is a net lease that is completely carefree to Landlord, and that, except as expressly set out in this Lease, Landlord is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Tenant shall pay all charges, expenses, costs, and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease. Landlord is not and shall not be required to render any services of any kind to Tenant except as specifically set forth in this Lease.

         9.16 RESERVATIONS BY LANDLORD. In addition to other rights conferred by this Lease or by law, so long as such actions do not block Tenant's or Tenant's Agents access, ingress to, or egress from the Premises or prevent the operation of Tenant's business operations from the

Premises, Landlord reserves the right, to be exercised in Landlord's reasonable judgment, to: (a) change the name of the Building; (b) change entrances and exits to the Building and to the parking lot adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building; (e) designate all sources furnishing signs, sign painting and lettering for use in the Building;
(f) take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) sell or mortgage the Building and assign this Lease in connection therewith; (h) issue pass keys to the Building or the Premises; (i) repair, alter, add to, improve, build additional stories on, or build adjacent to the Building; (j) run necessary pipes, conduits and ducts through the Premises; (k) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building; (l) interrupt or temporarily suspend Building services and facilities; (m) change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building; and (n) grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein. This paragraph is not to be construed to diminish the obligations of Tenant provided herein, nor to create or increase any obligation on the part of Landlord with respect to repairs or improvements. Landlord will use reasonable efforts to minimize any interference with Tenant's business caused by the exercise by Landlord of its rights set forth in this
Section 9.16. However, the same shall in no way obligate the Landlord to exercise any such rights during non-business hours, and except as expressly provided herein, neither Landlord nor Landlord's Agents will be liable to Tenant or Tenant's Agents for any inconvenience, interference, annoyance, loss or damage resulting from Landlord's exercise of its rights hereunder, including any work done in or upon the Premises or any portion of the Building or adjacent grounds.

         9.17 ROOF RIGHTS. (a) Tenant shall have the conditional right, without paying any additional rent, to install and maintain up to three (3) communication devices (such as a dish or antenna) and related equipment for its own use (collectively, the "Rooftop Equipment") on the roof of the Building in accordance with the terms of this Section. Additional communication devices must be approved by the Landlord, which approval shall be in the sole discretion of Landlord.

         (b) Prior to installing any such Rooftop Equipment, Tenant shall submit detailed plans and specifications therefore to Landlord for its review. Said plans and specifications shall describe in detail the size, weight, color and configuration of the Rooftop Equipment and any associated equipment (including cabling or other conduits between the Rooftop Equipment itself and the Premises), the proposed location of the same on the roof of the Building, the manner in which the same shall be installed and removed, and the name and license number of the competent licensed contractor who will perform such installation. All such plans shall be subject to Landlord's prior written approval, the size and location of such Equipment may be limited by Landlord in its reasonable judgment, and Landlord may request any reasonable additional changes to the plans and specifications, as Landlord, in its reasonable judgment, deems necessary to protect the structure and aesthetic appearance of the Building and/or Landlord's ability to properly maintain and operate the Building. As a result, the design and installation of said Rooftop Equipment shall be subject to the consistently applied design limitations of the Building and its structural, electrical and mechanical systems. No work may commence with respect to the installation of said Rooftop Equipment until: (i) Landlord has provided Tenant with Landlord's prior written approval of final plans therefor, and (ii) Tenant has provided Landlord with written proof that Tenant has obtained all required licenses, permits and approvals, if any, from applicable government authorities necessary for the installation and operation of said Rooftop Equipment.

         (c) The installation, operation and maintenance of the Rooftop Equipment shall, at all times, comply with all applicable present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders or other legal requirements of the United States of America, the Commonwealth of Virginia, and any other public or quasi public authority having jurisdiction over the Building and insurance requirements relating to or affecting the Premises, the Building, the condition thereof, all machinery, equipment and furnishings therein incident to Tenant's occupancy of the Building and its use thereof. The Rooftop Equipment shall be modified, removed or relocated (subject to Landlord's prior written approval) from time to time by Tenant in order to ensure continued compliance with the foregoing requirements. Landlord's approval of any plans and specifications shall in no way constitute a representation or warranty by Landlord that the same are in compliance with any of the foregoing requirements. The installation and subsequent maintenance of the Rooftop Equipment shall be subject to such reasonable regulations and restrictions as are imposed thereon by Landlord. In the event that the installation or maintenance of the Rooftop Equipment results in damage to the

Building or the Project, or Landlord incurs any liability relating to or arising from the same, Tenant agrees: (i) to pay Landlord on demand the costs incurred by Landlord in repairing any such damage, and (ii) to indemnify Landlord against any such liability.

         (d) Tenant shall pay all costs associated with the design, installation, maintenance, operation, relocation and removal of the Rooftop Equipment. Tenant shall reimburse Landlord, as additional rent, for any reasonable costs incurred by Landlord with respect to the Rooftop Equipment, including but not limited to: (i) any increased insurance premiums, (ii) any engineering or architectural fees related to reviewing the aforesaid plans and specifications, it being agreed that Landlord will provide Tenant with an estimate of such fees prior to incurring the same and will allow Tenant to withdraw its request if Tenant desires in lieu of incurring such fees, and (iii) any reasonable legal fees related to the review of the aforesaid requirements and Tenant's compliance therewith. Tenant hereby indemnifies and holds Landlord harmless from and against any claims, liabilities, causes of action, losses, damages and costs incurred by Landlord as a result of the installation, operation, maintenance, relocation or removal of the Rooftop Equipment. Tenant covenants not to damage the roof or any other part of the Building or the Project in the course of installing, maintaining and removing the Rooftop Equipment. Except as expressly set forth in the approved plans therefor, no such installation, maintenance or removal of the Rooftop Equipment shall involve any penetration of the Building's roof or exterior walls.

         (e) Tenant covenants that the installation, maintenance, operation, relocation and removal of the Rooftop Equipment shall in no way interfere with Landlord's operation of the Building's systems or with other tenant's use of their premises or operation of their equipment within the Project. In the event of any such interference, the Rooftop Equipment shall be modified, removed or relocated (subject to Landlord's prior written approval) from time to time by Tenant. Landlord shall have the right to require Tenant to temporarily relocate the Rooftop Equipment in order to allow Landlord to complete repairs, maintenance or modification of the Building. In exercising its rights set forth in the immediately preceding sentence, Landlord will use reasonable efforts to minimize any interference with Tenant's use of the Rooftop Equipment.

         (f) Tenant shall use the Rooftop Equipment for internal corporate purposes only. No Rooftop Equipment which Tenant is permitted to install on the roof of the Building in accordance with the terms of this Section shall be utilized by anyone other than Tenant or in any manner as a source of revenue to Tenant.

         (g) The maintenance and operation of the Rooftop Equipment shall be at Tenant's sole risk, and any damage to the Rooftop Equipment will in no way operate to affect Tenant's obligations under this Lease. Similarly, any condemnation or other governmental action which affects Tenant's ability to maintain and operate the Rooftop Equipment shall in no way affect Tenant's obligations under this Lease, except as set forth below. In the event that any applicable government authority or other legal requirement prevents Tenant from operating or maintaining the Rooftop Equipment, Tenant shall promptly remove the same. The rights of Tenant set forth in this Section are personal to the named Tenant herein and may not be assigned, sublet or otherwise transferred to any third person or entity (notwithstanding a permitted assignment, sublease or other transfer of Tenant's other rights hereunder). Prior to the expiration or termination of the Term, Tenant shall remove the Rooftop Equipment from the Building and reasonably restore the same to its condition prior to the installation thereof. Tenant's failure to so remove the same shall constitute a default subject to Article 8 of this Lease.

         9.18 MONITORING POND. Tenant, at its sole cost and expense (without paying additional rent), shall have the right to install a Monitoring Pond (the "Monitoring Pond") and monitoring devices, with the associated underground connecting lines to the Premises (collectively, the "Monitoring Pond Equipment") for testing and demonstration to clients on approximately 100 square feet of space outside the Building in a location near the Building and the Premises, which location is to be determined by Landlord, in its sole, but reasonable discretion. Alternatively, the Tenant may, upon receiving the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, and upon receiving written permission from the County, elect to utilize the existing storm water management pond (the "SWM Pond") for the installation of the Monitoring Pond Equipment. Tenant, at its sole cost and expense, must comply with all laws, including all Environmental Laws, in its use of the Monitoring Pond or the SWM Pond, as the case may be. The initial proposed and Landlord approved location of the Monitoring Pond is shown on Exhibit E, attached hereto and incorporated herein by this reference. Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall remove the Monitoring Pond and the Monitoring Pond Equipment and shall restore the Property to substantially the same condition it was in prior to the installation of the Monitoring Pond and/or Monitoring Pond Equipment.

         9.19 SATELLITE FARM. Tenant, at its sole cost and expense (without paying additional rent), shall have the right to install a Southern Exposure Satellite Farm, with its associated underground connecting lines to the Premises (collectively, the "Satellite Farm Equipment") for its dish and pole antennae requirements on approximately 1,500 square feet of space outside the Building in a location to be determined by Landlord, in its sole, but reasonable discretion. The specifications of the Satellite Farm Equipment and the location thereof are subject to the prior, written approval of Landlord. The initial proposed and Landlord approved location of the Satellite Farm Equipment is shown on Exhibit F, attached hereto and incorporated herein by this reference. Upon the expiration or earlier termination of the Lease Tenant, at its sole cost and expense, shall remove the Satellite Farm Equipment and shall restore the Property to substantially the same condition it was in prior to the installation of the Satellite Farm Equipment.

         9.20 EMERGENCY GENERATOR. If Tenant, at its sole cost and expense (without paying additional rent), desires to install an emergency generator, with its associated underground connecting lines ("the "Emergency Generator") on the exterior of the Building adjacent to the Premises, Tenant shall submit detailed plans and specifications to Landlord along with a request for Landlord's consent to the installation of the same, which consent shall not be unreasonably withheld, it being expressly agreed that the size, location, design and type of emergency generator shall require the Landlord's approval. If consent is granted, Tenant shall maintain and repair (as needed) the Emergency Generator during the Term. Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall remove the Emergency Generator and shall restore the Property to substantially the same condition it was in prior to the installation of the Emergency Generator.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the said parties have hereunto signed their names and affixed their seals on the day and year hereinbefore written.


ATTEST/WITNESS:                        LANDLORD:

                                       FP STERLING PARK II, LLC,
                                       a Virginia Limited Liability Company

                                       By: First Potomac Realty Investment
                                           Limited Partnership
                                           Its Sole Member
                                       By: First Potomac Realty Trust
                                           Its General Partner



/s/ Timothy M. Zulick                  By: /s/ James H. Dawson
------------------------------             -------------------------------------
Timothy M. Zulick                      Name: James H. Dawson
Sr. VP Leasing                               -----------------------------------
                                       Title: EVP/COO
                                              ----------------------------------
                                       Date: November 17, 2008
                                             -----------------------------------


ATTEST/WITNESS:                        TENANT:

                                       SUTRON CORPORATION,
                                       a Virginia Corporation



/s/ Sidney C. Hooper                   By: /s/ Raul S. McQuivey
------------------------------             -------------------------------------
Sidney C. Hooper                       Name: Raul S. McQuivey
CFO                                          -----------------------------------
                                       Title: President
                                              ----------------------------------
                                       Date: November 13, 2008
                                             -----------------------------------

                                   EXHIBIT "A"

                                    PREMISES
                                    --------

                                   EXHIBIT "B"

                                  IMPROVEMENTS
                                  ------------

A. Landlord shall deliver the Premises to Tenant on the Commencement Date in its "as is" condition, structurally sound and with the roof and all existing mechanical, electrical and plumbing systems servicing the Building and the Premises in good working order and condition. Between the period beginning on the Commencement Date and ending at least thirty (30) days prior to the Rent Commencement Date, Landlord shall: (i) make improvements to the truck court and curb islands regarding truck access to the rear of the Building to ensure that the agreed-upon turning radius is accommodated, all at Landlord's sole cost and expense and in accordance with the Truck Court and Curb Islands Space Plan attached hereto as Exhibit B-1 (hereinafter, the "Truck Court and Curb Islands Improvements"); (ii) pay 1/2 of the cost of constructing the necessary demising walls and corridor walls, the construction of which will be completed by Tenant prior to the Rent Commencement Date; and (iii) purchase and install mini-blinds on all exterior windows within the Premises (at such time as Tenant is ready to proceed with the installation of the same), it being agreed that the cost of the purchase and installation of the mini-blinds will be deducted from the Improvement Allowance (hereinafter defined). If Tenant or Tenant's Agents delay, hinder or otherwise prevent Landlord from completing the foregoing, the same shall be deemed to have been completed on the day that completion would have occurred but for the delay caused by Tenant or Tenant's Agents and Landlord shall complete the same as soon as reasonably possible thereafter.

B. Following the Commencement Date, Tenant shall complete construction of the Premises in accordance with the following:

     1. Tenant will submit to Landlord for approval final working drawings and specifications of materials for all Improvements (the "Improvements") of the Premises that Tenant desires beyond the current "as is" condition of the Premises, (which final working drawings will comply with the ADA, and will incorporate and be consistent with the Building standards established by Landlord). Landlord shall provide its approval or reasons for its non-approval to the final working drawings within ten (10) business days following receipt thereof. Said drawings and specifications, which will be ready to submit for necessary permits and ready for bidding to general contractors, must be approved by Landlord prior to the commencement of any work related to the Improvements. As modified by any Landlord-required changes, the final working drawings will be the "Final Plans". Tenant is solely responsible for determining whether or not it is a public accommodation and for compliance with ADA within the Premises. Tenant's approval of the Final Plans constitutes an acknowledgement by Tenant that they comply with ADA. Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

     2. It is acknowledged by Landlord that Tenant has retained the services of a construction manager to assist Tenant in managing and overseeing the design, permitting and construction of Tenants Improvements. Following approval and completion of the Final Plans, Tenant shall retain a general contractor, subject to Landlord's reasonable approval of the same, to construct the Improvements.

C. Tenant will bear the cost of constructing the Improvements and all architectural and engineering fees, if any, relating to the Improvements, including: (i) the architectural fees related to the preparation of all drawings, (including CAD drawings) plans and specifications (collectively, "plans"), (ii) engineering fees related to the construction of the Improvements, and (iii) all costs and expenses incurred in the construction of Improvements over and above the current "as is" condition of the Premises (collectively "Tenant's Costs") [In the event that Tenant employs its own architect to prepare the Final Plans, upon completion of the Improvements, Tenant's architect, at Tenant's cost and expense, shall deliver to Landlord computer disks containing "as-built" CAD drawings and specifications regarding such Improvements]. Tenant acknowledges that the Improvements must include the installation of gas and electric meters to measure the Tenant's gas and electric usage in the Premises.

D. If Tenant requires any changes in the Final Plans (the "Tenant Changes"), Tenant must present Landlord with revised drawings and specifications (and, if applicable proposed substitute or replacement materials) for Landlord's review and approval, which approval will not be unreasonably withheld, conditioned or delayed provided that the same are in compliance with the requirements and limitations set forth herein. Upon Landlord's approval of the Tenant Changes, Tenant will incorporate such changes in the Improvements.

E. In addition to the Tenant's Costs detailed in Paragraph C above, Tenant shall also pay Landlord a construction supervisory fee, in order to compensate Landlord for its participation in the planning and its supervision of the construction process, which construction supervisory fee shall be $15,000.00. This supervisory fee may be paid from the Improvement Allowance at Tenant's option.

F. Tenant will complete construction of the Improvements in accordance with the Final Plans, the terms of the Lease, the terms set forth in paragraphs D and E above, and the following:

     1. Tenant will select and retain a licensed, reputable general contractor approved by Landlord to oversee plans and schedule and manage construction of the Improvements. The Improvements shall be completed in a first class workmanlike manner, using only new materials, fixtures and equipment, and shall be performed by reputable contractors and subcontractors who are licensed to conduct business in the jurisdiction in which the Premises are located, and such contractors and subcontractors shall be subject to Landlord's prior written approval. The construction of the Improvements shall be subject to all reasonable contractor and construction rules, regulations and guidelines established by Landlord from time to time.

     2. During Tenant's construction of the Improvements, Landlord and its consultants and architect will have access to the Premises for the purpose of monitoring the construction of the Improvements and ensuring their compliance with the Final Plans and the requirements of this Lease. Landlord and its consultants and architect will not interfere with Tenant's or its contractors' construction of the Improvements, except to the extent reasonably necessary (including halting work, if necessary) to ensure such compliance.

     3.   Intentionally omitted.

     4. Prior to commencing any work with respect to such Improvements, and thereafter until the same are completed, Tenant shall obtain and maintain and/or cause Tenant's contractor to obtain and maintain insurance against: claims under workmen's compensation and other employee benefit acts, with limits not less than $500,000.00; claims for damages because of bodily injury, including death, to said contractor's employees and all others, with a single limit of at least $3,000,000.00 per person and per occurrence; and damages to property with limits of $3,000,000.00. All such coverages shall be maintained with such companies as Landlord reasonably requires. Such contractors and subcontractors must provide Landlord with certificates of insurance prior to commencement of work, and such certificates shall list Landlord and its managing agent and any other designee of Landlord as additional insureds.

     5. Throughout the period during which any such Improvements are being performed, Tenant and Tenant's contractors shall: (1) keep the Premises, the Building and all areas adjacent thereto reasonably free of debris, refuse, equipment, materials and personal property, (2) initiate, maintain and supervise all reasonably necessary safety precautions and programs in connection with the work.

     6. Immediately upon the completion of the Improvements: (i) Tenant shall remove and cause Tenant's contractors and any subcontractors to remove any and all debris, refuse, equipment, materials and personal property left on the Premises, in the Building, or any area adjacent thereto, and (ii) Tenant shall deliver to Landlord full and complete lien releases executed by all of Tenant's contractors, subcontractors and materialmen which performed work or provided materials in connection with such Improvements.

     7. Tenant, as construction manager, will enter into contracts with its general contractors and, at Tenant's sole option, major subcontractors performing the Improvements. All contractors and major subcontractors, as well as the scheduling of all construction work in the Premises shall be subject to Landlord's prior approval. Tenant will be responsible for all Tenant's Costs, subject to partial reimbursement in accordance with the terms set forth in Paragraph G below.

G. Tenant is responsible for the payment of all Tenant's Costs, including design and engineering fees and the cost of constructing the Improvements; provided, however, that Landlord will reimburse Tenant for up to $1,390,850.00 of such Tenant's Costs (the "Improvement Allowance"), which is based on $50.00 per square foot of rentable area in the Premises, provided, however, that eighty-five percent (85%) of the Improvement Allowance must be used for the customary hard and soft costs of constructing physical improvements to the Premises. The remaining fifteen percent (15%) of the Improvement Allowance may be used for Tenant's fixtures, equipment, consulting fees, special installations, telephone, computer wiring, furniture and move-related costs. Subject to the foregoing limits and conditions, Landlord will reimburse Tenant for the Tenant's Costs up to the amount of the Improvement Allowance upon Tenant's submission of invoices to Landlord in accordance with the procedures set forth below. Tenant will submit to Landlord for reimbursement paid invoices from Tenant's contractors and subcontractors who have performed work and provided materials in connection with the Improvements, accompanied by lien waivers (from the general contractor and all subcontractors with work reflected in such invoice), architect, vendor, consultant, project manager or moving contractor, along with written instructions from Tenant to reimburse the same to Tenant from the Improvement Allowance (collectively, "Approved Invoices"). It is understood and agreed that only the following costs are eligible for reimbursement or payment by Landlord in accordance with the terms hereof: (i) hard construction costs associated with constructing the Improvements, and (ii) customary "soft" costs associated with the Improvements (including, without limitation: architectural, design and engineering fees, project management fees, and the cost of procuring permits). Said Approved Invoices shall be paid from the Improvement Allowance within thirty (30) days of delivery of Approved Invoices for work and materials. Landlord will pay Tenant the amount of such Invoices to the extent of the Improvement Allowance (subject to the limitations set forth above). Notwithstanding the foregoing, if the cost of the Improvements exceeds the amount of the Improvement Allowance (hereinafter, the "Excess") and if Tenant has not opted to have the Landlord pay the Additional Improvement Allowance (defined below), or if the cost of the Improvements exceeds the amount of the Improvement Allowance and the Additional Improvement Allowance, Tenant agrees to pay all such Excess, prior to commencing business operations from the Premises. Notwithstanding any provision hereof to the contrary, Tenant hereby waives any right to any portion of the Improvement Allowance to the extent that Tenant has not properly requested payment of the same (and submitted the appropriate documentation in connection therewith as provided above) within two hundred seventy (270) days following the Commencement Date.

H. As of the execution of this Lease, the Landlord and Tenant have not determined the exact cost of constructing the Improvements in accordance with the Final Plans. Therefore, if the cost of the Improvements exceeds the amount of the Improvement Allowance, then the first $556,340.00 of such excess of Tenant's Costs over the Improvement Allowance may, at Tenant's option, be paid for by Landlord as an additional Improvement Allowance (the "Additional Improvement Allowance"). If the Landlord pays any Additional Improvement Allowance, then in addition to the Base Rent payments required to be made by Tenant as outlined in Section 1.02, the Tenant will pay additional Base Rent to the Landlord. Tenant's increase in Base Rent shall be paid monthly with the Base Rent, outlined in Section 1.02, and shall commence on the Rent Commencement Date and shall continue throughout the balance of the Term. If the Tenant elects to utilize the entire Additional Improvement Allowance, then the Base Rent shall increase by $7,047.48 per month. If the Tenant utilizes a lesser amount, then the Base Rent shall be proportionately increased (e.g. if Tenant utilizes one half (1/2) of the Additional Improvement Allowance, then the Tenant will pay additional Base Rent in the amount of $3,523.74 monthly).

                                  EXHIBIT "B-1"

                     TRUCK COURT AND CURB ISLANDS SPACE PLAN
                     ---------------------------------------


























                                      B-1-1

                                   EXHIBIT "C"

                        DECLARATION OF LEASE COMMENCEMENT
                        ---------------------------------


         THIS DECLARATION is attached to and made a part of that certain Deed of Lease dated the ___ day of __________, 20___, ("Lease") by and between FP Sterling Park II, LLC ("Landlord") and Sutron Corporation ("Tenant").

                  Landlord and Tenant are parties to the Lease. All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

                  Landlord and Tenant do hereby declare that: (a) the Commencement Date is hereby established to be __________ __, 20__; (b) the Rent Commencement Date is hereby established to be _____________ ___, 20___; and (c) the Term of the Lease shall expire on __________ __, 20__ unless the Lease is earlier terminated as may be provided therein. The Lease is in full force and effect as of the date hereof, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date.

                  IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration under seal this __ day of __________, 20___.


ATTEST/WITNESS:                        LANDLORD:

                                       FP STERLING PARK II, LLC,
                                       a Virginia Limited Liability Company

                                       By: First Potomac Realty Investment
                                           Limited Partnership
                                           Its Sole Member
                                       By: First Potomac Realty Trust
                                           Its General Partner



___________________________________    By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                       Date:____________________________________


ATTEST/WITNESS:                        TENANT:

                                       SUTRON CORPORATION,
                                       a Virginia Corporation



___________________________________    By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                       Date:____________________________________

                                   EXHIBIT "D"

                              RULES AND REGULATIONS
                              ---------------------

1. The sidewalks, lobbies, halls and passages shall not be obstructed by any of the tenants nor used by them for any other purpose than for ingress and egress to and from their respective offices, nor shall they be used as a waiting or lounging place for tenants' employees or those having business with tenants. The halls, passages and roofs are not for the use of the general public, and Landlord retains in all cases the right to control and prevent access to any part of the Building of all persons whose presence, in the judgment of Landlord or Landlord's employees or property manager, may be prejudicial to the safety, character, reputation or interests of the Building and its tenants. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by closing the door or otherwise, for the safety of tenants and the protection of property in the Building. During other than business hours, access to the Building may also be refused, unless the person seeking admission is identified, and the production of a key to the Premises may in addition be required. Landlord shall in no case be liable in damages for the admission or exclusion of any person from the Building. No Tenant or its employees or invitees shall go upon the roof of the Building without the express consent of Landlord.

2. The floors, walls, partitions, skylights, windows, doors, and transoms that reflect or admit light into passageways or into any place in the Building shall not be covered or obstructed by any of the tenants except as provided for herein; provided, however, that tenants may install curtains or draperies on the windows. The toilet rooms, sinks and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals or refuse shall be thrown or placed therein. The cost of any damage resulting from such misuse or abuse shall be borne and immediately paid by the tenant by whom or by whose employees it shall have been caused.

3. Nothing shall be placed by tenants or their employees on the outside of the Building, without the prior written consent of Landlord, which consent may be granted or withheld in the Landlord's sole and absolute discretion.

4. No tenant sign and/or building standard sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, unless of such character, color, size and material and in such places as shall be first designated by Landlord in writing. Notwithstanding the foregoing, Tenant at its own cost and expense, shall have the right to install a sign on the exterior similar to the existing signs on the Building and subject to Landlord's approval.

5. Tenants will see that the windows are closed and the doors to the Premises are securely locked each day before leaving the Building.

6. Tenants, their employees or others shall not make or commit any improper noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, bathrooms or the walls, windows, doors, or any other part of the Building, nor interfere in any way with other tenants or those having business in the Building. Tenants shall be liable for all damage to the Building done by their employees or agents.

7. No tenant shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substance into any of the corridors or halls, elevators or stairways of the Building, or into any of the light-shafts or ventilators thereof.

8. No animals shall be kept in or about the Premises except those used for laboratory purposes.

9. If the tenants desire to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord will direct the electricians as to where and how the same are to be placed; and without such direction, no placing, boring or cutting for wires will be permitted. Landlord retains in all cases the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement underground or otherwise as Landlord may direct, and further to require compliance by tenants or by those furnishing service by or using such wires or by others with the directions, requirements or rules, Landlord shall have the right to immediately cut, displace and prevent the use of such wires. Notice requiring such changing of wires and their replacing and rearrangement given by Landlord to any company or individual furnishing service by means of such wires to any tenant shall be regarded as notice to such tenants and shall take effect immediately. All wires used by tenants must be clearly tagged at the distributing boards and junction boxes and elsewhere in the Building with the number of the office to which said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating same.

10. No varnish, stain, paint, linoleum, oil-cloth, rubber or other air-tight covering shall be laid or put upon the floors, nor shall articles be fastened to or holes drilled or nails or screws driven into walls, doors, or partitions; or shall the walls, doors, or partitions be painted, papered, or otherwise covered or in any way marked or broken; nor shall machinery of any kind be operated on the Premises; nor shall any tenant use any other method of heating than that provided by Landlord, without the written consent of the Landlord.

11. The use of the Premises as sleeping apartments is prohibited.

12. The above rules and regulations or any further rules and regulations are for the exclusive benefit of and enforceable only by Landlord herein, and they shall not inure to the benefit of Tenant herein as against other tenants or in favor of other tenants as against Tenant herein; nor does Landlord warrant to enforce them against other tenants; provided, however, that Landlord, in any enforcement of the said rules and regulations, shall enforce them uniformly as to all tenants in the Building.

13. Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations.

                                   EXHIBIT "E"

                                 MONITORING POND
                                 ---------------

                                   EXHIBIT "F"

                                 SATELLITE FARM
                                 --------------





















                                      F-1